UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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KIMBALL ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2022 Annual Meeting and Proxy Statement

CHAIRMAN’S OVERVIEW

Dear Share Owner:
Once again, the last 12 months have continued to be a period of stress and anxiety for many of us. The ongoing impact of the COVID-19 pandemic combined with the impact of geopolitical unrest has touched us all. I am deeply troubled by the tragic war in Ukraine, and the violence has struck especially close to home for our teams, particularly in Poland and Romania, where many of our employees continue to be actively involved in refugee support efforts and have family and friends suffering in the region. The world continues to experience unprecedented events and circumstances, and the lockdowns associated with China’s zero-tolerance policy on COVID-19 have been a reminder of how unpredictable the current business environment can be. Financially, the year was very much the bifurcated year we expected, with a strong second half driving annual revenue to record levels. Our company is embracing the ever-changing landscape with commitment and resolve, engaging in customer collaboration at levels even higher than our award-winning norm. This is contributing to winning new business, and expanding existing programs, that have us poised for growth as we look forward. Here is a recap of what I am pleased to report that we accomplished in fiscal year 2022:

Our Successes
•Records - new high for net sales.
•Customer Loyalty - sales to customers that have been doing business with us for over 10 years were 79% of net sales.
•Capital Expenditures - invested approximately $75 million to support future growth.
•Return to Share Owners - repurchased $9.1 million of shares, bringing the total since inception of the repurchase program to $89 million of $100 million authorization.
Our Fiscal Year 2022 Results
•Net Sales - $1.3 billion, a 4% increase over fiscal year 2021.
•Sales by Market Vertical:
◦Automotive - $582 million - up 6%.
◦Medical - $392 million - up 2%.
◦Industrial - $308 million - up 5%.
◦Public Safety - $50 million - up 4%.
•Operating Income Margin - 3.9%.
•Net Income - $31.3 million.
•Diluted Earnings Per Share - $1.24.
•Return on Invested Capital - 7.2%.
•Available Liquidity - $179 million at June 30, 2022.
Other Key Accomplishments
•Expansion - completed production facility expansions in Thailand and Mexico and began expansion in Poland.
•Employee Engagement - record high scores in our employee engagement metrics measuring how we live up to our Mission and Guiding Principles.

For more detailed insights into the past year, I encourage you to read our Annual Report and Form 10-K, as well as to follow us on our website at www.kimballelectronics.com.

I would like to extend a personal invitation for you to attend our annual meeting in person at our Kimball Electronics Headquarters, located at 1205 Kimball Boulevard in Jasper, Indiana, beginning at 9 a.m. EST on Friday, November 11, 2022. I hope to see you there.

Donald D. Charron Chairman and Chief Executive Officer Kimball Electronics, Inc.

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

KIMBALL ELECTRONICS, INC.
1205 Kimball Blvd.
Jasper, Indiana 47546
(812) 634-4000

Dear Fellow Share Owners of Kimball Electronics, Inc.:
We cordially invite you to attend the annual meeting of the Share Owners (the “2022 Annual Meeting”) of KIMBALL ELECTRONICS, INC., an Indiana corporation (the “Company”), which will be held at the principal offices of the Company, 1205 Kimball Boulevard, Jasper, Indiana, on Friday, November 11, 2022, at 9:00 A.M., Eastern Standard Time (EST). At the Annual Meeting, you will have the opportunity to vote on three important proposals:

1.	To elect three (3) directors of the Company (“Proposal 1”).

2.	To ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2023 (“Proposal 2”).

3.	To approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers (“Proposal 3”).

and to consider and transact such other business as may properly come before the meeting or any adjournments thereof. Only Share Owners of record at the close of business on September 12, 2022 are entitled to notice of and to vote at the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT! We hope you will attend the Annual Meeting in person. However, regardless of whether you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. We encourage you to promptly vote and submit your proxy via the Internet, by toll-free telephone, or if you receive this proxy by mail, by signing, dating, and returning the enclosed proxy card in the envelope provided. If you received more than one proxy card, that is an indication that your shares are registered in more than one account. Please complete and return a proxy for each proxy card you receive. If you attend the Annual Meeting, you can vote in person even if you previously submitted your proxy.
Thank you for your continued investment in Kimball Electronics. We look forward to seeing all of you on November 11.

By Order of the Board of Directors

Douglas A. Hass
Chief Legal & Compliance Officer, Secretary
September 29, 2022

Annual Share Owners Meeting Information
DATE	November 11, 2022
TIME	9:00 a.m. EST
PLACE	Kimball Electronics, Inc. Headquarters 1205 Kimball Blvd. Jasper, IN 47546
RECORD DATE	September 12, 2022
VOTING ELIGIBILITY	Registered Share Owners as of the Record Date are entitled to submit proxies or vote in person at the Annual Share Owners Meeting.

INFORMATION ABOUT VOTING
Solicitation of Proxies
The Board of Directors (also referred to herein as the “Board”) of Kimball Electronics, Inc. (“we,” “us,” “our,” “Kimball Electronics,” or the “Company”) is soliciting proxies for use at the Company’s 2022 Annual Meeting of Share Owners and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2022 Annual Meeting” or the “Annual Meeting”). The Company first mailed this Proxy Statement, the accompanying form of proxy, and the Company’s Annual Report for 2022 on or about September 29, 2022.
The Board has fixed the close of business on September 12, 2022 as the Record Date for the Annual Meeting. You are entitled to notice and to vote if you were a Share Owner of record of our Common Stock as of the close of business on that date. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy. As of September 12, 2022, there were 24,710,331 shares outstanding, each share entitled to one vote.
Personal Attendance at the Annual Meeting
Please note that if you decide to attend in person, you will be admitted only on the following conditions:
•you present a photo identification, and
•your name appears either on our Share Owner list or on a recent brokerage statement that you present showing that you owned our Common Stock as of September 12, 2022.
Agenda Items

Proposal	Board Recommendation	Rationale
Proposal 1: Elect three Directors for a three-year term: • Michele A. M. Holcomb • Tom G. Vadaketh • Holly A. Van Deursen	Vote FOR the nominees.
All are very qualified and capable directors and will serve the interests of our Share Owners well. Dr. Holcomb, Mr. Vadaketh, and Ms. Van Deursen are experienced public company executives. Dr. Holcomb and Ms. Van Deursen have served our Board since 2019.

Proposal 2: Ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	Vote FOR ratification of the selection.	Deloitte & Touche is a major public accounting firm that is very well qualified to conduct an independent audit of Kimball Electronics and has done so very capably for many years.
Proposal 3: To approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers	Vote FOR the advisory proposal approving the compensation paid to our Named Executive Officers.
This vote addresses the overall compensation of our named executive officers in fiscal year 2022 and the philosophy, policies, and practices underlying that compensation, which are described in this Proxy Statement. The Board believes that the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Market competitive compensation is critical to retain talented management for the Company.

The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.
Who Can Vote
The Board has set September 12, 2022 as the Record Date for the Annual Meeting. You are entitled to notice and to vote if you were a holder of record of Common Stock as of the close of business on September 12, 2022. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy.
YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

How to Vote
Share Owners of record at the close of business on September 12, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.
If you are a Share Owner of record, you may vote your shares in one of the following ways:

To vote IN PERSON, come to the Annual Meeting (or send a personal representative with an appropriate proxy) and we will give you a ballot when you arrive.

To vote THROUGH THE INTERNET, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the proxy card. Your Internet vote must be received by 11:59 p.m., Eastern Time on November 10, 2022 to be counted.

To vote BY PHONE, call 1-800-690-6903 and follow the pre-recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on November 10, 2022 to be counted.

To vote BY MAIL using the proxy card delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

For our Beneficial Share Owners: The method of voting by proxy differs for shares held as a record holder and shares held beneficially through another holder of record (sometimes referred to as holding shares in “street name”). If you hold your shares of Common Stock in street name (meaning your shares are held of record by a broker, bank, or other nominee), you will receive voting instructions from that holder of record. If your shares are held through a retirement plan, your revocation must be received by the trustee by November 8, 2022. If you wish to vote in person at the meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the meeting.
Use of Proxies
If you are a Share Owner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors, “FOR” the ratification of the selection of the Company’s independent registered public accounting firm, and “FOR” the advisory proposal approving the compensation paid to our Named Executive Officers.
Quorum Requirement
We need a quorum of Share Owners to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below), and votes withheld are counted as present for the purpose of establishing a quorum.
Vote Required for Action
With a quorum present at the meeting and assuming the nomination of the directors is uncontested, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected by unvoted shares, shares that are withheld, and broker non-votes.
The proposal to ratify the selection of our independent registered public accounting firm for fiscal year 2023 will be ratified and approved if the number of shares of Common Stock voted “FOR” the proposal represents a majority of the total shares cast on the proposal. Abstentions will have no effect on this proposal.
The other proposal to approve (by a non-binding, advisory vote) the compensation paid to the Company’s Named Executive Officers as described in this Proxy Statement will be ratified and approved if the number of shares of Common Stock voted “FOR” the proposal represents a majority of the total shares cast on the proposal. Abstentions and Broker non-votes will have no effect on these proposals.

Abstentions or Lack of Instructions to Bank, Brokers, or Employee Benefit Plan Trustees
Under current regulations, banks and brokers are not permitted to vote uninstructed shares on certain items (for example, in the election of directors) on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the selection of our independent registered public accounting firm.
Shares held by participants in the Company’s retirement plan will be voted in accordance with the participant’s direction in their proxy unless such proxy is not timely received, in which case the trustee of the retirement plan will vote the shares in the same proportion as the shares for which the trustee received timely participant direction.
Revoking a Proxy
If you vote by proxy, you may revoke that proxy or change your vote at any time before it is voted at the Annual Meeting. Share Owners of record may revoke a proxy or change their vote prior to the Annual Meeting by delivering to the Secretary of Kimball Electronics, c/o Legal Department, Kimball Electronics, 1205 Kimball Boulevard, Jasper, IN 47546, a written notice of revocation; a duly executed proxy bearing a later date; or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a bank, broker, or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, or other nominee. Please note that if your shares are held of record by a bank, broker, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from the record holder (your bank, broker, or other nominee).

YOUR VOTE IS IMPORTANT!	WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING, AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

PROPOSAL 1: ELECTION OF DIRECTORS
Nominees For Election as Directors by Holders of Common Stock
Our Board of Directors (the “Board”) is divided into three classes with approximately one-third of the directors up for election each year. We have noted the class of each director and the date of their election in their qualification descriptions below. At the 2022 Annual Meeting of Share Owners, the Share Owners will elect three (3) directors to serve a term of three years, or until their respective successors have been duly elected and qualified.
A director selected by the Board to fill a vacancy holds office until the end of the predecessor’s original term, or if the vacancy arises because of an increase in the size of the Board, at the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified, until the Board accepts their earlier resignation, or until the director’s disqualification, disability, or removal.
Each nominee will begin service as a director of Kimball Electronics if elected. Each nominee has consented to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board is confident that each such nominee will be able to serve.
The Class II nominees to be elected, serving a three-year term and then up for re-election in 2025, are:
Michele A. M. Holcomb
Tom G. Vadaketh
Holly A. Van Deursen
Below, we describe the unique individual qualifications and skills of our nominees that led our Board to the conclusion that each should serve as a director and have included information each director has given us about their age, positions held, principal occupation, business experience for at least the past five years, and the names of other publicly-held companies of which they currently serve (or during the past five years has served) as a director. The nominees are:

	Michele A. M. Holcomb, PhD	Director

Dr. Holcomb is the former Executive Vice President, Chief Strategy and Business Development Officer at Cardinal Health, a global, integrated healthcare services and products company, from 2017 through September 2022. From 2012 to 2017, she held positions as Chief Operating Officer of Global R&D and Senior Vice President of Strategy, Portfolio, Search and Partnerships at Teva Pharmaceuticals, a global manufacturer of generic medicines. Prior to that, Dr. Holcomb served as a partner in the Global Pharmaceutical Practice at consulting firm McKinsey & Company. Dr. Holcomb received her Bachelor of Science degree in chemistry from Stanford University and a Doctorate in Chemistry from the University of California at Berkeley. Dr. Holcomb’s experience and background provide the Board with valuable insights in the areas of strategy, product development, and operations.
Director since 2019 Class II - re-election in 2022

	Tom G. Vadaketh	Director

Mr. Vadaketh serves as Chief Financial Officer of Bausch Health (NYSE, TSX: BHC), which develops, manufactures, and markets pharmaceuticals, over-the-counter products, and medical devices globally, primarily in the therapeutic areas of eye-health, gastroenterology, and dermatology. Prior to joining Bausch Health in January 2022, Mr. Vadaketh served as Executive Vice President and Chief Financial Officer of eResearch Technology, Inc. from September 2018 to December 2021 where he was responsible for leading the Finance function including controllership, treasury, taxation, and financial planning. Prior to that, he was Executive Vice President and Chief Financial Officer of Cambrex Corporation. Mr. Vadaketh spent over 20 years at Procter & Gamble and Tyco International, where he held several roles at both companies of increasing responsibility. Mr. Vadaketh received his degree from the Institute of Chartered Accountants in England and Wales (ACA) and an M.B.A from Manchester Business School. He is a Certified Public Accountant.

Director since 2022 Class II - election in 2022

	Holly A. Van Deursen	Director

Ms. Van Deursen currently serves as an independent director on the boards of two other public companies, Albemarle Corporation (NYSE: ALB) and Synthomer, plc (LON: SYNT). She has also served as an independent director on the boards of Capstone Green Energy (formerly Capstone Turbine Corporation) (Nasdaq: CGRN) from 2007 to August 2021; Actuant Corporation, now Enerpac Tool Group Corporation (NYSE: EPAC), from 2008 to 2020; Bemis Company from 2008 to 2019; and Petroleum Geo-Services ASA from 2006 to 2018. Beginning in 1989, she served in various senior executive management roles for BP p.l.c., a $250 billion oil, gas, and energy company operating in North America, Asia, and Europe, before retiring in 2005 as a member of the top-forty executive management team. Prior to 1989, she served in various engineering, manufacturing and product development roles for Dow Corning Corporation. Ms. Van Deursen received her Bachelor of Science degree in chemical engineering from the University of Kansas and her MBA from the University of Michigan. Ms. Van Deursen’s experience in executive roles and as a public company director provides the Board significant insights into board operations and governance, leadership, and international business.
Director since 2019 Class II - re-election in 2022
The Board of Directors recommends a vote “FOR” the election of each of the Class II director nominees.

Other Directors Not Standing for Re-election in 2022

	Donald D. Charron	Chairman of the Board, Chief Executive Officer

Mr. Charron serves as Kimball Electronics’ Chairman of the Board and Chief Executive Officer. Prior to 2014, he served as an Executive Vice President of Kimball International, Inc. (our former parent company), a member of the Board of Directors of Kimball International, and the President of Kimball Electronics Group. Mr. Charron had led the EMS segment of Kimball International since joining Kimball International in 1999. Prior to that, he spent six years with Rockwell International in various leadership roles. Mr. Charron earned a Bachelor of Science degree in electrical engineering from the South Dakota School of Mines and Technology in 1987. Mr. Charron’s extensive contract electronics industry experience, as well as his intimate knowledge of Kimball Electronics provides valuable operational, strategic, and global market insights.
Director since 2014 Class I - re-election in 2024

	Gregory J. Lampert	Director

Mr. Lampert is the Chief Executive Officer and President of Omni Cable Corporation, a distributor of specialty wire and cable, which he joined in February 2017. Prior to his executive position at Omni Cable Corporation, he was Chief Executive Officer of the Americas region of General Cable beginning in January 2013 and held the same position for the North America region beginning in 2008. Prior to that, he held various management positions at General Cable after joining the company in 1998. Prior to joining General Cable, he held engineering and commercial management positions with The Dow Chemical Company and Cintas Corporation. Mr. Lampert is a director of Omni Cable Corporation, as well as Xtek Corporation, a for-profit private company. Mr. Lampert has a Bachelor of Science degree in chemical engineering from the University of Cincinnati and an MBA from the University of Chicago with a concentration in Finance and Strategy. Mr. Lampert’s previous board experience and financial background, as well as experience in managing sales organizations provide broad insights into capital planning and sales operations.

Director since 2014 Class I - re-election in 2024

Colleen C. Repplier	Director

Director since 2014 Class I - re-election in 2024	Ms. Repplier is a strong and respected leader in the industrial, energy, and commercial building industries, with more than three decades of operational and P&L experience in diversified manufacturing companies. Ms. Repplier began her career in the energy industry, holding roles in engineering and marketing with Westinghouse Electric Company, construction design with Bechtel Corporation, and progressing roles in engineering, process improvement, product management, sales, and general management at General Electric. She also held senior leadership positions and was a company officer at Home Depot and HD Supply before joining Tyco in 2007. At Tyco, she served as President of the Tyco Fire Protection business until the company was acquired by Johnson Controls (JCI). She retired from JCI in her role as the Vice President and General Manager of a $4.5 billion global portfolio of HVAC product businesses with 20,000 employees in June 2018. Ms. Repplier received her Bachelor of Science degree in electrical engineering at the University of Pittsburgh. She later received her MBA from the University of Central Florida, where she also taught as an adjunct professor in the school of business. She is a certified Six Sigma Master Black Belt. In 2018, Ms. Repplier joined Stockholm-listed bearing and seal manufacturing company SKF as a director. In August 2019 she joined Triumph Group (NYSE: TGI) as a director. Ms. Repplier’s engineering background and extensive experience in operations, supply chain management, and six-sigma methodologies provide broad insights into operational planning and improvement opportunities.

	Robert J. Phillippy	Lead Independent Director

Mr. Phillippy is an independent consultant, advising technology companies on a range of strategic, operational, and organizational issues. He retired in 2016 from his position as President, Chief Executive Officer, and a Director of Newport Corporation, a publicly-traded lasers, optics, and photonics technology company with 15 manufacturing locations in seven countries. He joined Newport in 1996 and served in various executive management roles prior to his appointment as Chief Executive Officer in 2007. Previously, he served for 12 years in various management roles for Square D Company, a division of Schneider Electric. He currently serves on the boards of directors of ESCO Technologies (NYSE: ESE) and Materion Corporation (NYSE: MTRN). Mr. Phillippy received a Bachelor of Science degree in electrical engineering from the University of Texas at Austin in 1983 and a Master of Science degree in management from Northwestern University in 1993. Mr. Phillippy’s experience as a chief executive officer of a publicly-traded technology and manufacturing company adds significant leadership, strategy, and operational experience to the Board.
Director since 2018 Class III- re-election in 2023

	Gregory A. Thaxton	Director

Mr. Thaxton is the former Executive Vice President and Chief Financial Officer of Nordson Corporation (Nasdaq: NDSN), a $2.1 billion publicly traded industrial technology company focused on precision dispensing, fluid management, and related processes with operations in nearly 40 countries. Mr. Thaxton retired from Nordson in 2020. He had more than thirty years of experience with Nordson, serving in various domestic and international financial management and leadership roles after beginning his career with a Big Four public accounting firm. Mr. Thaxton also serves on the board of the non-profit Lorain County Community College Foundation, serving as Treasurer of the Executive Committee, and is a member of the Finance, Audit, and Compliance Committees. Mr. Thaxton is a Certified Public Accountant (inactive). Mr. Thaxton received his Bachelor of Science degree in accounting from Miami University in 1983 and his MBA in international management from Baldwin Wallace University in 1995. Mr. Thaxton’s experience adds significant financial, accounting, capital structure, and SEC reporting expertise to the Board.
Director since 2017 Class III - re-election in 2023

COMMUNICATION WITH THE BOARD
Share Owners may communicate with a member of the Board by sending comments in care of the Secretary of Kimball Electronics at 1205 Kimball Blvd., Jasper, Indiana 47546. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them. Communications relating to other topics, including those that are primarily commercial in nature, will not be forwarded. Concerns about accounting or auditing matters or possible violations of our Code of Conduct should be reported under the procedures outlined in the “Reporting Violations” section of our Code of Conduct, which is available on our website at https://www.kimballelectronics.com/code-of-conduct/.

CORPORATE GOVERNANCE AT KIMBALL ELECTRONICS

Director Qualifications and Diversity
The rapidly changing business conditions and markets in which we operate require a high-performance and committed Board. Individual Board members should possess a broad variety of personal attributes, experience, and skills to give the Board the depth and breadth necessary to effectively oversee management on behalf of our Share Owners. Personal attributes include integrity, commitment to our Vision and Guiding Principles, practical judgment, broad complementary education, and willingness to commit the time and energy necessary to effectively contribute as a Board member. The matrix below illustrates the Board’s collective assessment of the major strengths, skills, and experience determined to be most critical to a well-balanced and effective Board that is best able to understand the strategies and risks related to our operations:
DIRECTOR SKILLS AND EXPERIENCE

Director/Director Nominee	Michele Holcomb	Tom Vadaketh	Holly Van Deursen	Don Charron	Greg Lampert	Colleen Repplier	Bob Phillippy	Greg Thaxton
Age	54	60	63	58	55	61	62	61
Independent Director	●	●	●		●	●	Lead	●
Committee: AC - Audit, CGC - Compensation & Governance	AC	AC	CGC Chair		AC	CGC	CGC	AC Chair
Strengths, Skills, and Experience
Public Company Experience	●		●	●	●	●	●	●
Public Company CEO Experience				●			●
Public Company Executive Officer Experience	●		●	●	●	●	●	●
Electronics Industry or Related Experience		●		●	●	●		●
Medical Industry or Related Experience	●			●				●
Manufacturing Operations Experience			●	●	●	●		●
Cyber Security		●	●					●
Sustainability/ESG Experience		●	●	●	●	●	●
International Business Experience	●		●	●	●	●	●	●
Mergers and Acquisition Experience	●		●	●	●	●	●	●
Strategy Development	●		●	●	●	●	●	●
Marketing Expertise	●				●	●	●
Supply Chain and Logistics Experience			●	●	●	●
Business Development/Growth	●		●	●	●	●	●
CFO Experience		●						●
Public Company Board Experience	●		●	●	●	●	●	●
Audit Committee Financial Expert	●	●			●		●	●
Capital Structure (Finance/Banking) Expertise		●	●				●	●
Talent Development Experience	●		●	●	●	●	●	●
PR/Communication Experience	●		●		●	●		●
Government Relations Experience	●		●			●	●
Audit/Internal Control Experience		●					●	●
Public Financial Reporting Experience		●			●	●	●	●

Director Diversity
The following table sets forth certain diversity statistics relating to our Board members, as required by Nasdaq listing standards:

BOARD DIVERSITY MATRIX (As of September 29, 2022)
Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0
Director Independence
The Board consists of a majority of “independent directors,” as noted in the table above and as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). The independent directors nominated for election are Dr. Holcomb, Mr. Vadaketh, and Ms. Van Deursen. The Board has determined that none of our independent directors have a relationship with us that would interfere with the exercise of their independent judgment in carrying out their responsibilities as directors. There are no family relationships among any of our directors or executive officers. All of our independent directors meet after each Board meeting for regularly scheduled executive sessions and at other times as they deem appropriate.
We are committed to board refreshment. To strike a balance between retaining independent directors with deep knowledge of our business and adding directors with a fresh perspective, the Board seeks to maintain an average tenure of less than 10 years for its independent directors as a group by setting reasonable term limits. The current average tenure for our independent directors as of the end of fiscal year 2022 is 5.2 years.
Governance Philosophy
The Board is committed to good corporate governance. The Compensation and Governance Committee of the Board periodically reviews the Company’s overall governance structure and makes recommendations on governance issues or practices as warranted. As part of that commitment, during fiscal year 2021 the Committee recommended, and the Board adopted, significant enhancements to the Company’s Articles of Incorporation and By-Laws that “opted-out” of the Indiana classified board statute and provided Share Owners the right to amend the Company’s By-Laws by majority vote.
Board Leadership Structure
The Board believes that we best serve our Share Owners if the Board retains flexibility to decide what leadership structure works best for us in our current circumstances. Currently, the Board combines the roles of Chairman of the Board and Chief Executive Officer and, accordingly, maintains a separate position of Lead Independent Director. Our CEO has primary responsibility for our day-to-day leadership and strategic direction, and our Lead Independent Director facilitates oversight of management, promotes communication among management and between management and the Board, presides over meetings of the independent directors, and helps to set and maintain Board culture. We believe that combining the Chairman and CEO roles aligns the Board and management on key strategy and Board operations. In addition, our combined Chairman/CEO has multiple, in-depth perspectives on and knowledge of our markets and operations and can assist the Board in quickly enacting corporate initiatives. Our unified role ensures strong, central leadership, increases efficiency, and provides the Board with superior knowledge and timely information about our strengths and weaknesses and the issues we need to address moving forward.

Board Classification
The Board has concluded that a three-tiered classified board is the appropriate governance structure for the Company and in the best interests of our Share Owners for the following reasons:
•Independence - Outside Board members can be more direct and independent of Company management knowing they have at least a three-year term to serve.
•Stability and Continuity - The Company’s Board can better perform its oversight responsibilities with seasoned Board members who have perspective on the Company’s markets, operations, and long-term strategies that is provided by experience gained over a multi-year tenure. Annual elections risk the potential instability of election of a very inexperienced Board.
•Long-Term Focus - As a public company, the Board’s primary focus is on the long-term best interests of our Share Owners. This includes oversight of the long-term strategic vision of the Company. A three-year term enables effective execution of that vision.
•Share Owner Accountability - Our classified Board has at least two directors who stand for election each year, which promotes accountability to Share Owners. In addition, the Board is accountable to long-term Share Owners through its existing governance principles, including board refreshment; tenure and retirement age policies; a strong lead independent director; and a commitment to diversity. In addition, the Board has a robust commitment to direct engagement with our Share Owners, including by conducting regular say on pay advisory votes.
•Share Owner Value - The Board has reviewed well-reasoned academic research both for and against the proposition that the classification or declassification of a board has a correlation to increased Share Owner value. Therefore, the Board has judged this not to be a compelling reason for declassification.
•Statutory Requirement - As an Indiana company, Indiana corporate statutes mandate a classified board structure. While the Company states in its By-Laws that it does not intend for these provisions of Indiana's corporate statutes to apply to the classes and terms of its Directors, the statutes reflect the judgment of the elected legislators of our state of incorporation as to an appropriate board structure.
The Board’s Strategic Planning Role
The Board works actively with management to formulate and review our long-term corporate strategy. Each quarter, the Board and management confer on the execution of our long-term strategic plans, the status of key initiatives, and the key opportunities and risks facing us. In addition, the Board regularly conducts in-depth, long-term strategic reviews with our senior management team, and dedicates substantial parts of two meetings each year to developing our long-term strategy and to reviewing and approving management’s strategic plan for the Company. During these reviews, the Board and management discuss the overall business landscape, emerging competitive threats in our industries, and short and long-term plans and priorities within our strategy. Through these processes, the Board brings its collective, independent judgment to bear on the most critical long-term strategic issues facing Kimball Electronics.
How the Board Addresses and Oversees Risk
The Board takes an active role, as a whole and at the committee level, in overseeing management of our risks. The Board approaches our risk management process in an intelligent manner based on the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:
•Value Preservation — recognizing and mitigating as much as possible the risk of potential for loss or harm to any element of our business.
•Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
We have a continuous, four-phase Enterprise Risk Management (ERM) process based on risk program development, risk assessment and prioritization, risk response, and risk validation and monitoring. We evaluate a broad range of operational, strategic, compliance, and reporting risks. Throughout the year, experts, leaders, and specialists across functions, geographies, and levels meet to identify, on a continual basis, the most pressing current and future potential risks we face. Individually and collectively, our senior leaders continually monitor, reassess, and validate risks and mitigation efforts throughout the year, including through regular meetings of our executive team. Led by experienced risk and compliance professionals from our Audit Management Services team, our senior leaders also meet quarterly to analyze, rank, and prioritize these potential risks along continuums of “likelihood” and “impact” and by “controllability.” These senior leaders and our Audit Management Systems team develop plans and strategies to appropriately manage and mitigate these risks.
We present relevant ERM information, including the most significant risks identified in our ERM process, to relevant Board committees at each of their quarterly meetings. The Board reviews the same information at each of its meetings and receives further reports from the Audit and Compensation and Governance Committees about specific financial and governance risks and mitigation efforts in areas overseen by those committees. The Board also implements its risk oversight responsibilities by having management provide appropriate briefings and informational sessions on the significant risks that the Company faces. Directly and through its committees, the Board’s engagement with management includes broad strategic and operational discussions about interrelated risks, and more focused discussions about individual risks. For example, the Compensation and Governance Committee, along with the Board’s independent directors, evaluates risks related to compensation of our executive officers and our incentive and equity compensation plans.
Board Risk Oversight Roles
Our Share Owners elect our Board to oversee management and to serve Share Owners’ long-term interests. While our executives are responsible for our day-to-day risk management process, the Board has ultimate responsibility for our risk management oversight, shaping effective corporate governance, and setting the right tone for integrity, ethics, and culture based on our Guiding Principles, including matters around diversity, equity, inclusion, and belonging. As discussed above, our Board and its Committees work closely with management to provide oversight, review, and counsel related to long-term strategy, risks, and opportunities, and feedback we receive from our Share Owners. In particular, the Board oversees our corporate social responsibility/ESG efforts, works with management to align our goals with our long-term strategy, oversees cybersecurity and information security strategy, risk management, human capital management and CEO succession planning, establishes accountability, oversees internal controls over financial reporting and external audit, and performs annual evaluations of itself and our CEO.
We believe that our leadership structure promotes effective Board oversight of risk management because management provides the Board, directly and through its committees, the information necessary to appropriately monitor, evaluate, and assess our overall risk management. We have provided additional examples of risk oversight areas below and further below we describe the Board’s committee structure and each committee’s areas of focus and oversight.
Sustainability; Environmental, Health and Safety; and Social Responsibility Risk Oversight
The Board as a whole maintains oversight of policies and operational controls of sustainability, environmental, health and safety, and social risks, rather than delegate that oversight to a committee. Management’s leaders for sustainability, environmental, health and safety, and social responsibility report to the Board on these matters, and these matters were discussed at each quarterly Board meeting in the last fiscal year. In addition, the Board held an additional, special meeting during fiscal year 2022 specifically to review and discuss ESG initiatives, challenges, and opportunities. The Compensation and Governance Committee has incorporated ESG/sustainability in the fiscal year 2023 annual incentive framework for our CEO, our Chief Legal & Compliance Officer, and our Vice President, Human Resources to more directly link ESG risk and performance to the remuneration of the executives most responsible for them. All three of these executives can earn a cash incentive of up to 8% of their base salaries linked to the Company’s achievement of specific qualitative and quantitative ESG goals and key performance indicators during fiscal year 2023. More information will be disclosed in our 2023 Proxy Statement. The Board also has oversight of our Global Human Rights Policy and approves our annual Global Supply Chain Transparency Statement. The Board looks to the expertise of its Audit and Compensation and Governance Committees to provide strategic oversight in their areas of focus. These activities foster appropriate Board oversight of ESG matters.
Cybersecurity/Information Security Risk Oversight
Both the Board and the Audit Committee have oversight of risks related to information security, data protection, and cybersecurity. Cybersecurity protection is vital to maintaining our operations, and the trust of our business and supply chain partners and our Share Owners. We continue to secure our own manufacturing and information technology infrastructure; to train our employees throughout each year about malware, viruses, hacking, phishing, and other information security risks, including how to avoid and mitigate them; and to protect our sensitive data from failures, breaches, or cyber incidents. We maintain appropriate insurance policies to help address information security risks. To assist us in identifying and mitigating information security risks, we also maintain an ISO 27001-certified information security management system.
At each of their respective meetings, the Board and Audit Committee receive, and provide feedback on, reports on data protection and cybersecurity matters. Additionally, two regular Board meetings each year and each Audit Committee meeting include additional, in-depth technology and cybersecurity briefings from senior members of our information technology department, internal audit function, and legal department. The topics covered by these reports and briefings include risk management strategies, data protection, ongoing risk mitigation activities, cybersecurity strategy, governance structure, and the results of security breach simulations.
Our People are the Company: Human Capital Management and Succession Planning Risk Oversight
One of our Board’s principal duties is to manage our human capital strategies and policies, including reviewing management succession planning. Its responsibilities specifically include overseeing and monitoring the Company’s policies on human rights; diversity, equity, inclusion, and belonging; compensation and benefits; and retention plans for the development, retention, and replacement of executive officers, including the CEO.
The Board reviews its management succession and retention plans annually. Additionally, the Board oversees the risks and exposures associated with management succession planning. Our Board believes that the directors and executive officers should collaborate on succession planning and that the entire Board should be involved in the critical aspects of the management succession planning process, including establishing selection criteria that reflect our business strategies, identifying and developing internal candidates to ensure the continuity of our culture, and making key management succession decisions.
The Board and the Compensation and Governance Committee discuss management succession in regular meetings and in executive sessions throughout the year as appropriate. Directors can become familiar with potential successors for key management positions through various means, including regular organizational strategy and talent reviews, presentations to the Board, and informal meetings.
The Board and management have made attracting, developing, and retaining the best people globally central to our strategy because our people are crucial to our long-term, global success. We are focused on attracting, developing, and retaining best-in-class teams and continuing to build an inclusive culture.
Our People
Purpose and Guiding Principles
We believe in creating quality for life. We believe our people are the company. We believe lasting relationships create our global success. We believe our people are our competitive edge for our service, quality, and value. Our people are the reason for our success.
We live by four Guiding Principles: customers, people, citizenship, and profits. With a common understanding that our customer is our business, our people are the company, the environment is our home, and profits are the ultimate measure of our efficiency and effectiveness, we are relentlessly focused on achieving results based on service to our customer, developing our talent, and driving continuous improvement in all we do. Our unique company culture provides the intangible structure for our people to achieve our goals, within the context of their strengths, in order to build our success. Our Guiding Principles provide a foundation for our decisions, processes, and philosophies. To learn more about our Guiding Principles, visit our website: https://www.kimballelectronics.com/guiding-principles.
From improving our customer scorecards to enhancing our recycling programs, our employees truly impact our company and communities through their spirit of innovation, mutual trust, integrity, and egoless execution of our strategy. Together, we celebrate our successes and we continuously improve by reflecting on our failures. We set the bar high, then provide the support, systems, and tools to enable our team members to exceed expectations of excellence.
We have lasting relationships with our people. They enhance our culture and create our success. Our people are the company.
Our People are the Company: Diversity, Equity, Inclusion, and Belonging
Our worldwide workforce includes approximately 7,200 people worldwide: approximately 1,200 employees in the United States and approximately 6,000 located across Europe, Asia, and North America. Our U.S. employees are non-contingent workers. As our Guiding Principles say, we want employees to share in their company's success, both financially and through personal growth and fulfillment. Accordingly, in the U.S., our strategy is to limit the use of contingent labor. Our people have built Kimball on the tradition of pride in craftsmanship, mutual trust, personal integrity, respect for dignity of the individual, a spirit of cooperation, and a sense of family and good humor. We seek to enhance this culture as we grow and we seek a diversified group of employees who can be committed to preserving and enhancing our values.

We value and work to promote a diverse, equitable, and inclusive work environment. We are committed to holding ourselves accountable, to taking action to continuously improve our policies and practices, and to upholding the principles that encompass diversity, inclusion, equity, and belonging as outlined in our Diversity, Equity, Inclusion, and Belonging (“DEI&B”) statement. Our strategy is to achieve excellence in customer service, employee relations, and business objectives through creativity, responsiveness, and innovation as a result of increased well-being, a sense of belonging, and meaningful work for our employees. We actively promote DEI&B, and incorporate DEI&B into our culture, values, and strategies. To identify opportunities to improve our recruiting efforts and enhance the inclusiveness of our workplace culture, we collect and regularly review with our leadership team various diversity statistics related to gender, ethnicity, age, military service, disability, and other attributes. We highlight some of these attributes below and include a more comprehensive overview in our annual ESG report. We also provide an annual report on the diversity of our employees to the Board of Directors.
We continue to execute on our commitment to diversity, equity, inclusion, and belonging by striving toward the corporate goals we outline in our Global Human Rights Policy, including by:
•Increasing female representation globally at the executive and senior management levels;
•Increasing racial and ethnic diversity at the senior management level and above so our leadership will reflect our organization and the communities in which we operate;
•Actively seeking highly-qualified diverse candidates (including diversity of experience, expertise, gender, race, and ethnicity) for consideration when we make recruitment and hiring decisions;
•Implementing AI software to increase inclusive language within our job postings, marketing pieces, and total rewards branding to increase diversity in candidate pools;
•Holding leadership accountable for diversity, equity, inclusion, and belonging outcomes;
•Creating and publishing a diversity dashboard as part of our 3-year strategic plan to reinforce quantifiable measures that define and track diversity statistics to create accountability in our teams.
We know our strength as an employer of choice with a diverse and equitable talent pipeline is in our differences, so we use an evidence-based approach to focus efforts on the attraction, retention, and promotion of the most qualified individuals. Also, we use the Predictive Index and EOi tools to encourage building teams with diverse thoughts, tendencies, and expertise to strengthen outcome execution. We aim to assess our vendors, suppliers, and third-party partners to facilitate decision making about our own supply chain, prioritizing those suppliers who mirror our own Guiding Principles and inclusion beliefs.
We are proud of our diversity: in the U.S., more than half of our workforce and executive management team is made up of underrepresented groups in the technology and manufacturing industries (Women, Black, Latino/a, Asian, Indigenous, Multiracial, LGBTQ, People with Disabilities, and Veterans). To support our DEI&B objectives, we have an enterprise-wide expectation that 100% of the candidate slates for Board of Directors, executive, and director-level employee positions include candidates from these underrepresented groups.
We have long benefited from gender diversity on our Board, and women contribute to our business at the highest levels of senior leadership. In fact, each year since we became a public company in 2014, we have been recognized by 50/50 Women on Boards for having a Board comprised at least 20% of women. Three of our Independent Directors are female along with four of our nine executive management team members and over 50% of our global workforce. 13% of our U.S. workforce is racially diverse and 9% is ethnically diverse. 5% percent of our U.S. workforce are individuals with disabilities, and 4.6% of our U.S. workforce are veterans.

Below is the gender distribution by management level at our company:

Gender Distribution by Management Level
Executive
Director
Manager
Supervisor
Team Lead
Individual Contributor
Total
0%
20%
40%
60%
80%
100%
Female
Male

In addition, approximately 53% of our employees are between ages 31 and 50, but we also have a significant number of employees who are age 51 and older (15%) and age 30 and younger (32%) in both managerial and non-managerial roles. Consistent with our strategy to limit the use of contingent labor, we have approximately 11 contingent workers in the United States, 4 of whom are female. The average tenure within our workforce is 6.15 years, and we work hard to mitigate turnover risk by consistently and formally surveying our workforce about how well we are living up to our People Guiding Principles by asking them to anonymously rate us on a scale from 1 (low) to 10 (high). We currently have a score of 8.32 across our enterprise, along with a best-in-class employee Net Promoter Score of 50.09% that exceeds our industry average. Over 90% of our employees participate in our Guiding Principles survey annually. Upon completion of this survey every year, each local management team receives qualitative and quantitative feedback and is responsible for crafting improvement plans based on our employees’ input.

We believe this is evidence that we operate our business in a way that honors our Guiding Principle that our people are the company.

Compensation and Benefits
The Kimball Electronics Total Rewards philosophy is built on the foundation of our Guiding Principles; specifically, we want employees to share in their company’s success, both financially and through personal growth and fulfillment. We expect and reward excellent performance of our teams around the globe. Our variable compensation structure allows flexibility in response to workforce fluctuations in addition to providing an incentive for our employees to earn above market value dependent on roles, responsibilities, and results.
In our plan, base pay is linked to performance, effort, market, and local demand. The variable incentive portion of our pay is linked to financial results and operational metrics. We believe it is important to have a portion of variable compensation at risk for our salaried employees. We believe this incentivized nature drives collaboration, cooperation, personal development, and continuous improvement. Our production employees participate in an incentive program that is based on attainment of operational metrics important to each location’s priorities of focus. Increases in compensation are based on continuous improvement and desired behaviors. Things that are traditional factors at some companies such as seniority, automatic annual increases, or job titles do not support the underlying principles of our plan.
To attract talent to execute our business goals, we conduct regular market studies in all the locations we operate around the world. The benefits offered our employees in addition to their cash compensation provide a total rewards package that supports the financial health and personal wellness of our workforce. Deciding on appropriate market value of the total rewards package is not always simple and requires adequate data and informed judgment. Each global location’s benefits package is relevant and responsive to the local market. Our compensation philosophy at Kimball Electronics is grounded in our Guiding Principles and we strive to encourage collaboration, accountability, and execution. Our compensation philosophy is to link potential and personal performance to base pay, and variable incentive pay to financial results and operational metrics. This philosophy is a core element of our Company’s culture.

Growth and Development
We have worked to build vitality and visibility in our talent pipeline. We work to develop talent to support our continued growth into a multifaceted manufacturing solutions company by optimizing our core EMS business, accelerating growth of our DCMS business, and further developing our production, test, and inspection equipment offerings. We continue to emphasize human-centered and purpose-driven philosophies and methodologies to optimize discretionary effort in our workforce so that we execute our business strategies and create impactful careers. We continue to mature as a company by creating talent, systems, and new organization structures to coordinate priorities and enhance collaboration.
We leverage the talent we bring into our organization through our future-focused, individualized performance management practices. Our people deserve more than a rating, so we empower them to own and drive their personal and professional development within the context of our overall business plan so that real needs, not rules, are met. We use accomplishments, aspirations, and challenges to qualitatively determine development needs. Our leaders are coaches who model our values, align expectations, and adapt to our people’s needs. With a commitment to the role they play in our success, our people make our Company whole.
We deeply care for our people, want to protect what is good about our culture, and are continuously improving the sense of importance and urgency around people development. The transition from subjective and informal performance management toward evidence-based, objective, and business-centric talent management has been the result of structure, calibration, and capability building. We use a well-respected, evidence-based behavioral assessment tool known as the Predictive Index as a key data source about our leaders’ natural behavioral drives. We complement this evidence with managers’ observations of their people’s aspirations, motivations, cognitive agility, and job performance in order to gain insights to development gaps and impactful action planning. We augment these conversations with recently implemented and deployed performance and succession management modules in Workday, our Human Resources Information System.
Our Leadership Development strategy is to prepare our leaders by utilizing a structured, high-impact, culturally congruent program based on our Leading, the Kimball Way capabilities:
1.Be a catalyst for growth
2.Have an enterprise mindset
3.Show courage
4.Build followership
5.Cultivate talent
The design of our Leading, the Kimball Way journey is grounded in research about effective behavior change and leadership development. We started the journey by focusing on leading selves before transitioning to leading teams, and, finally, leading at the enterprise. On this leadership development journey, we continue to build capabilities of advocacy and inquiry in our leaders, especially as it relates to leading others. Our growth and development efforts aim to close identified gaps in leadership capabilities required to execute our business strategy by designing leadership development that leverages face-to-face education, virtual learning, peer learning, mentoring, and developmental feedback.
We train employees annually and through targeted, supplemental sessions throughout the year on our Code of Conduct, which outlines our human rights, labor regulations, and anti-discrimination practices. We strive to have all our employees worldwide complete discrimination and harassment training on an annual basis, and we audit our compliance with this goal. Our annual core compliance curriculum also includes courses on Foreign Corrupt Practices Act (FCPA), business ethics and essentials, and information security. We do not tolerate discrimination and harassment in our workplaces. As part of monitoring our compliance with our Guiding Principles and Code of Conduct, we continue to prioritize responding to and remedying hotline reports, addressing a variety of issues through guidance, review, and/or investigation.
At Kimball Electronics, we believe our organizational structure, information systems, and personal skills development maximize our people’s flexibility to respond to our customers on their terms. We are realizing the positive effects of the time, energy, and attention our leaders are devoting to our People Strategy.
Health and Safety
Our priority has always been the health and safety of our employees, once again critical in fiscal year 2022 due to the ongoing COVID-19 pandemic. Our Safety Management System, programs, employee involvement, and training make us a safer place to work. Our goal is zero injuries, period. We are in the process of achieving ISO 45001 certification across all our locations. We are organized so that each facility location has safety, environmental, and facility (SEF) personnel from the workforce and leadership who are responsible for implementation of best-in-class safety practices. Our practices focus on our employee health, security, and emergency response and help us integrate a culture of safety and emergency preparedness, and it shows in our results. Our stakeholder-focused, risk-based approach to continuous monitoring of employee health and safety led to a decrease in our global total recordable incident rate of 4% compared to fiscal year 2021. Our fiscal year 2022 case rate of 0.257, which includes all of our operations, employees, and contingent staff globally, is well below the rate for our industry reported by the U.S. Department of Labor’s Bureau of Labor Statistics Survey of Occupational Injuries and Illnesses, and we had no work-

related fatalities. We strive to reduce our case rate each year by ensuring regular communication and sharing of best practices among our SEF personnel through twice-monthly teleconferences and an annual face-to-face meeting that we hold at one of our global facilities. We conduct regular assessments to ensure that all facilities comply with our safety, environmental, and facility company standards and other applicable regulations. As our Guiding Principles remind us, offering ideas for improvements and new products is an opportunity we all share, and a responsibility we must all accept. We continue to promote and reinforce an entrepreneurial spirit — a conviction that growth and continuous improvement is everyone’s job.
Stakeholder Engagement and Philanthropy
Our Board and management team engage on a year-round basis with a range of stakeholders, including not only our Share Owners, but also our workforce, our vendors, our customers, and our communities. Our engagement program includes maintaining formal global councils and task forces within our Company on subject matters including human resources and employee engagement; COVID-19; safety, environmental, and facilities (SEF); enterprise information security and cybersecurity; materials management; supplier quality; quality systems; digital processes; community engagement/outreach; and business planning. Each of our councils and task forces holds regular meetings either monthly or quarterly, throughout the year, and additionally as warranted, to collaborate and engage with their own internal and external stakeholders. They each report back to our executive team and our Board. Our global councils provide us a system to consult and engage with our internal and external stakeholders formally and to offer them ongoing opportunities to provide feedback on and to direct and influence our business in support of our sustainable growth.
One of our Guiding Principles is to strive to help our communities be great places to live. We live this Guiding Principle and further the goals of this Policy when we contribute and encourage our employees to contribute to our local communities. In 2022, we committed $100,000 to Southwestern Indiana Child Advocacy Center Coalition (SWICACC), a safe reporting center for abused or neglected children that serves seven counties in southwestern Indiana. On International Women’s Day 2021, we donated $5,000 to Water To Thrive to build a freshwater well system for a village in Ethiopia because safe, fresh drinking water is a basic human right. We donated $20,000 and over 200 hours of paid work time so that our employees could volunteer to help build a house for Greater Indy Habitat for Humanity. We donated $10,000 each to the Red Cross in Poland and Romania to aid in Ukrainian relief efforts, and gave our employees in Poland two days of paid time off for volunteering to help refugees. Kimball Electronics Gives, an employee-based giving circle, raised enough money to offer grants totaling $10,500 to eight worthy causes.

Information About Our Executive Team
Kimball Electronics’ executive officers as of the date of this Proxy Statement are: Donald D. Charron, Chairman of the Board and Chief Executive Officer; Jana T. Croom, Chief Financial Officer; Jessica L. DeLorenzo, Vice President, Human Resources; Douglas A. Hass, Chief Legal & Compliance Officer, Secretary; LeRoy (Lee) W. Kemper, Vice President, Diversified Contract Manufacturing Services (DCMS); Steven T. Korn, President, Global EMS Operations; Kathy R. Thomson, Vice President, Global Business Development and Design Services; Christopher J. Thyen, Vice President, New Platforms, and Isabel S. Wells, Chief Information Officer.
Because Mr. Charron is also a Director, we have included his biographical information in the section “Election of Directors.”

	Jana T. Croom	Chief Financial Officer

Ms. Croom was appointed Chief Financial Officer effective July 1, 2021. She joined Kimball Electronics in January 2021 in the role of Vice President, Finance. Prior to joining Kimball Electronics, she held the position of Vice President, Financial Planning and Analysis for NiSource Inc., one of the largest fully regulated utility companies in the United States, since August 2019. From 2012 through 2019, Ms. Croom held positions at NiSource including director roles in operations planning, state finance, and regulatory affairs. Ms. Croom has more than 20 years of experience in various areas of finance, is a graduate of the College of Wooster and earned a Master’s degree in Business Administration from the Fisher College of Business at The Ohio State University.
Executive Officer since 2021

	Jessica L. DeLorenzo	Vice President, Human Resources

Ms. DeLorenzo was appointed Vice President, Human Resources in 2018. She provides Kimball Electronics with HR strategies to support people development, business growth, and continuous improvement aligned with our Guiding Principles and worldwide regulatory requirements. She is responsible for providing leadership to our global operations and HR Managers in the development and implementation of effective ‘Employer of Choice’ philosophies and execution of our talent management framework. Ms. DeLorenzo joined Kimball Electronics in 2015 in the position of Director, Organizational Development. Before joining Kimball Electronics, she held the position of Director, Student Services at Vincennes University from 2011 through 2015. Ms. DeLorenzo graduated from Rice University with a degree in Psychology and from Louisiana State University in Shreveport with a Master of Science in Human Services Administration.
Executive Officer since 2018

	Douglas A. Hass	Chief Legal & Compliance Officer, Secretary

Mr. Hass was appointed Chief Legal and Compliance Officer and Secretary effective January 1, 2022. He joined Kimball Electronics in August 2020 as Associate General Counsel and Assistant Secretary. He has more than 25 years of legal, management, and operations experience, centered on technology-intensive telecommunication companies and electronics manufacturers. Prior to Kimball Electronics, Mr. Hass served as General Counsel and Secretary of Lifeway Foods, a dairy company listed on Nasdaq, from 2016 through 2020, where he received First Chair’s prestigious Top General Counsel award in 2019. He was also recognized as one of Illinois’ Top 40 under Forty attorneys by Chicago Daily Law Bulletin and Chicago Lawyer, and is a Past Chair of the Association of Corporate Counsel’s Employment and Labor Law Network, a group of nearly 7,000 labor and employment attorneys worldwide. Mr. Hass holds a Juris Doctor, magna cum laude, from Indiana University Maurer School of Law in Bloomington, Indiana.

Executive Officer since 2022

	LeRoy (Lee) W. Kemper	Vice President, Diversified Contract Manufacturing Services (DCMS)

Mr. Kemper serves as Kimball’s Vice President, DCMS. He joined Kimball Electronics in 2018 as the General Manager for the Company’s Kimball Electronics Indianapolis facility. He guides and directs all facets of our DCMS operations to increase revenue through new business development, project management, continuous business process improvement, and people development. Prior to joining Kimball Electronics, he was the President of iScribeMD in Toledo, Ohio from 2017 through 2018 and Vice President of Operations for Fresh Products, LLC from 2012 through 2016. He has over 20 years of manufacturing, operations, and supply chain experience. He has a Bachelor’s degree in business administration from the University of Saint Francis (Indiana) and an MBA from the University of Toledo.
Executive Officer since 2020

	Steven T. Korn	President, Global Electronics Manufacturing Services (EMS) Operations

Mr. Korn is our President, Global Electronics Manufacturing Services Operations. He joined Kimball Electronics in December of 2004. He was most recently Vice President, North American Operations and Global Supply Chain from our spin-off in 2014 through 2020. He has over 30 years of EMS experience in Operations Management, Business Development, and Engineering Management. Mr. Korn graduated from South Dakota School of Mines and Technology with a degree in Mechanical Engineering.
Executive Officer since 2014

	Kathy R. Thomson	Vice President, Global Business Development and Design Services

Ms. Thomson was appointed Vice President, Global Business Development and Design Services in 2018. Previously, Ms. Thomson held the position of Vice President of Business Development for Creation Technologies since 2012. She has more than 20 years of Electronics Manufacturing Services experience and has held positions of increasing responsibility with Creation Technologies and Plexus Corp. Ms. Thomson earned both her Bachelor of Arts in business administration and her MBA from Lakeland University.
Executive Officer since 2018

	Christopher J. Thyen	Vice President, New Platforms

Mr. Thyen was appointed our Vice President, New Platforms, in 2018. Prior to this role, he served as our Vice President, Global Business Development and Design Services since 2008. He has had a long and successful career with Kimball Electronics and Kimball International, our former parent, holding positions of increasing responsibility in operations and business development. Mr. Thyen holds a Bachelor of Science degree in mechanical engineering technology from Purdue University.
Executive Officer since 2014

	Isabel S. Wells	Chief Information Officer

Ms. Wells was appointed Chief Information Officer in April 2022. She has global responsibility for our information technology and computing systems. She leads global IT strategy and efforts in leveraging Industry 4.0 applications and analytics to drive operational performance improvements as part of Industry 4.0 and the digital transformation of manufacturing. Prior to joining Kimball Electronics, Ms. Wells was Vice President of Information Technology at Avery Dennison, a Fortune 500 materials science and manufacturing company, since 2019 where she was responsible for IT Strategy, Digital Innovation, and Portfolio Management, among other responsibilities. From 2011 through 2019, Ms. Wells held senior director roles at Avery Dennison in Enterprise IT Service Management and Enterprise IT Services. Ms. Wells holds a BSc in IT, Business Management, and Languages from the University of York, UK, and a certificate in Digital Leadership Acceleration from UC Berkeley.
Executive Officer since 2022
Share Owner Rights
Kimball Electronics strives to implement good governance practices and to ensure that we and our Board align with the long-term interests of our Share Owners. We have enhanced our corporate governance framework over time based on input from our Board, Share Owners, and other governance experts. Important Share Owner rights include:
•Single class of shares with each share entitled to one vote
•No multiple voting rights, enhanced voting rights, voting rights ceilings, voting certificates, or non-voting shares
•Majority voting standard for directors in uncontested elections
•Simple majority vote to amend our By-Laws
•Share Owner approval required to materially modify our equity capital structure
•Confidential voting policy
•Board tenure policy that seeks to maintain an average Board tenure of less than 10 years for the Board’s independent directors
Board and Committee Meetings
During fiscal year 2022, the Board met 10 times and each director then in office attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which such director served during their tenure. The Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee. All of our directors attended our last Annual Meeting of Share Owners. We expect our directors to attend all Board and applicable Committee meetings, calls regarding specific initiatives or acquisitions, and the 2022 Annual Meeting of Share Owners.

AUDIT COMMITTEE

Members in Fiscal Year 2022	Gregory A. Thaxton (Chairperson), Gregory J. Lampert, and Michele A. M. Holcomb

Meetings in Fiscal Year 2022	9

Committee Accomplishments in 2022
Reviewed quarterly earnings releases and SEC filings; recommended the selection of Deloitte as auditors for fiscal year 2022; approved the fiscal year 2022 audit scope and fees; revised its Committee charter; approved the fiscal year 2022 internal audit plan; conducted reviews of the Company’s cybersecurity program, significant accounting rule adoptions, privacy law compliance, related party transactions, and enterprise risk management process.

Responsibilities of the Committee	The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and that the Committee reviews and reassesses annually or as circumstances dictate. The Audit Committee modifies the written charter, as necessary, to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee charter is available on the Corporate Governance section of our Investor Relations website, https://investors.kimballelectronics.com.

The Board has determined that each member of the Audit Committee is an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). None of the Audit Committee members are salaried employees of the Company and, in the opinion of the Board, all meet the Nasdaq and SEC requirements with respect to independence and financial expertise.

Comments from the Committee	The Committee meets in regularly scheduled quarterly meetings and before each quarterly earnings release. The Committee works effectively with Kimball Electronics’ internal audit function and its independent registered public accounting firm and meets regularly with both of them and with management in executive sessions.

COMPENSATION AND GOVERNANCE COMMITTEE

Members in Fiscal Year 2022	Holly A. Van Deursen (Chairperson), Robert J. Phillippy, and Colleen C. Repplier

Meetings in Fiscal Year 2022	7

Committee Accomplishments in 2022
Enhanced alignment between executives and Share Owners by adding cliff-vesting of long-term incentive plan performance share awards; incorporated environmental, social and governance (ESG) performance metrics into the fiscal year 2023 annual incentive plan for our CEO and Chief Legal & Compliance Officer; approved performance share award criteria for performance to financial plan, performance share grants and awards, profit sharing incentive bonus plan economic profit targets, and retirement plan company contribution; approved and set executive officers’ and CEO compensation. Organized special ESG-specific meetings and education for Directors; reviewed corporate governance principles and Committee charter; reviewed and recommended slate of directors for election at the Annual Share Owners Meeting; evaluated Board member independence. Continued working with Aon as independent compensation consultants to provide insight on executive compensation programs.

Responsibilities of the Committee	The Compensation and Governance Committee’s responsibilities include advising the Board in matters of corporate governance, identification of individuals qualified to be board members, board member evaluations, orientation, and succession planning. A copy of the Compensation and Governance Committee’s charter is available on the Corporate Governance section of the Company’s Investor Relations website, https://investors.kimballelectronics.com.

The Committee identifies potential nominees for director based on specified objectives for the Board composition, considering the need for broad and complementary experience and expertise. Nominees, whether recommended by the Committee or a Share Owner, will be evaluated on the basis of established Board member criteria, including but not limited to those noted in the “Director Qualifications” section of this Proxy Statement. The Committee considers diversity of gender, race, national origin, education, and professional experience in evaluating potential nominees to bring a varied set of skills and backgrounds to bear on the complicated issues that come before the Board.
The Compensation and Governance Committee also will consider candidates recommended by Share Owners. A Share Owner who wishes to recommend a director candidate for consideration by the Committee should send their recommendation to the Secretary of the Company at 1205 Kimball Blvd., Jasper, Indiana 47546, who will forward it to the Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and addresses and telephone numbers for contacting the Share Owner and the candidate for more information. A Share Owner who wishes to nominate an individual as a director candidate at the Annual Meeting of Share Owners, rather than recommend the individual to the Committee as a nominee, must comply with the advance notice requirements mandated by the Company’s By-Laws and further explained in this Proxy Statement under “Submission of Nominations and Proposals.”
The Committee’s responsibilities also include making all determinations about the compensation of the Chairman and CEO; reviewing and approving the compensation of all other executive officers in consultation with the CEO; approving awards under stock incentive plans; reviewing and approving the Company’s contribution to its defined contribution retirement plan; and approving targets, certification of target achievement, and authorization of payments under our profit sharing incentive bonus plan. See “Compensation Discussion and Analysis — Compensation Philosophy, Governance, and Framework” for a description of the roles of the Committee, CEO, and compensation consultants in setting compensation for executive officers.

The Committee also regularly reviews corporate governance practices, evaluates their applicability to Company objectives, and strives to continuously improve our overall governance practices.

Each of the members of the Compensation and Governance Committee is “independent,” as Nasdaq’s listing standards define that term for compensation committee members; each is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code.
Comments from the Committee	The Committee meets regularly in both scheduled quarterly meetings and executive sessions. The Committee continues to evaluate and adjust as appropriate Board, CEO, and executive officer compensation programs. The Committee actively reviews and evaluates evolving good corporate governance practices as evidenced by its consideration and recommendation of proposals for governance changes presented to, and approved by, Share Owners in 2020, along with other significant changes made in fiscal year 2021 and 2022 that have improved the Company’s governance ratings with external providers of corporate governance and responsible investment solutions.

Compensation and Governance Committee Interlocks and Insider Participation
None of the Compensation and Governance Committee members has ever been employed as an officer or employee of Kimball Electronics or any of its subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2022 was involved in a relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves, or during fiscal year 2022 served, on a board of directors or compensation committee of a company that has an executive officer serving on our Board or the Compensation and Governance Committee.
Director Compensation
Fiscal Year 2022 Compensation to Non-Employee Directors
Directors’ compensation is set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of Kimball Electronics’ size and scope; and the structure of the compensation should be simple, transparent, market-competitive, easy to understand, and aligned with Share Owner interests.
Each of our non-employee directors received an annual retainer fee of $65,000 plus a $125,000 equity retainer for service in fiscal year 2022. Additionally, the Board’s Lead Independent Director, Chairperson of the Audit Committee, and Chairperson of the Compensation and Governance Committee each received an additional $15,000 annual retainer fee, and each Committee member received an additional $7,500 retainer fee.
Directors were able to elect to receive all or a portion of their annual, Lead Independent Director, Chairperson, or Committee member retainers in Common Stock. The $125,000 of annual equity retainer fees are to be paid in shares of the Company’s Common Stock. The Board-approved Non-Employee Directors Stock Compensation Deferral Plan (the “Deferral Plan”) allows non-employee directors to elect to defer all, or a portion of, their stock retainer fees until termination of service from the Board. Shares of Common Stock will be issued either under the Company’s 2014 Stock Option and Incentive Plan or the Non-Employee Directors Stock Compensation Deferral Plan. Directors are also reimbursed for reasonable travel, continuing education, and other expenses incurred in connection with Board and Committee service and meeting attendance.
The following Non-Employee Director Compensation Table shows the compensation paid to each non-employee director during fiscal year 2022. Donald D. Charron, Chairman and CEO, is a Director of the Company but does not receive compensation for his services as a Director.
Non-Employee Director Compensation in Fiscal Year 2022

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
(a)	(b)	(c)	(h)
Michele A. M. Holcomb	$72,500	$125,000	$197,500
Gregory J. Lampert	$72,500	$125,000	$197,500
Robert J. Phillippy	$87,500	$125,000	$212,500
Colleen C. Repplier	$72,500	$125,000	$197,500
Gregory A. Thaxton	$87,500	$125,000	$212,500
Tom G. Vadaketh	$—	$—	$—
Holly A. Van Deursen	$87,500	$125,021	$212,521
(1)Represents fees paid during fiscal year 2022 and includes the following number of shares for which the director elected to receive Common Stock in lieu of cash: Mr. Lampert 2,915, Mr. Phillippy 3,519, and Ms. Repplier 2,915. These shares were valued using the per share price of $24.87, the market value for such shares on November 17, 2021, and each of these directors elected to defer receipt of all these shares under the Deferral Plan.
(2)Represents the value of the equity retainer awards granted during the year of 5,027 shares for each non-employee director using the per share price of $24.87, the market value for such shares on November 17, 2021. Ms. Holcomb, Mr. Lampert, Mr. Phillippy, Ms. Repplier, and Mr. Thaxton each elected to have all their fiscal year 2022 equity retainer awards deferred under the Deferral Plan. Ms. Van Deursen’s fiscal year 2022 equity retainer award was issued to her under the 2014 Plan.
(3)Mr. Vadaketh was appointed to the Board on September 13, 2022 and did not receive non-employee director compensation in fiscal year 2022.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
On an annual basis, each Director and Executive Officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Kimball Electronics having an aggregate value of at least $120,000 in which the Director or Executive Officer or any member of their immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to the Company’s Chief Compliance Officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed by the Compensation and Governance Committee in consultation with the Board, and approved if in the best interests of our Share Owners to do so. The Audit Committee has established a written policy and procedures for review and approval of related party transactions.
There were no such transactions or conflicts reported during fiscal year 2022.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2022, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The Nasdaq Stock Market LLC and the Securities and Exchange Commission.
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2022 financial statements, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and a letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the audits of the Company’s consolidated financial statements and the overall quality of the Company’s financial reporting.
It is not the duty of the Audit Committee to perform audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Deloitte. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte. Based on the Audit Committee’s discussions with management and Deloitte, and the Audit Committee’s review of the representations of management and Deloitte, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Gregory A. Thaxton (Chairperson)
Gregory J. Lampert
Michele A. M. Holcomb

PROPOSAL 2: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s financial statements for the fiscal year ended June 30, 2022. The Deloitte Entities have been our independent auditor since our spin-off in 2014. In conjunction with the mandated rotation of Deloitte’s lead engagement partner, the Audit Committee was involved in fiscal year 2022 in the transition to Deloitte’s new lead audit engagement partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm because the Committee believes that it is important for the registered public accounting firm to maintain independence and objectivity. As part of its engagement decision, the Committee determined there are significant benefits to having an independent auditor with an extensive history with the Company, including:
•Higher quality audit work due to the Deloitte Entities’ institutional knowledge of our global business, accounting policies and practices, and our internal control framework; and
•Operational efficiencies and resulting fee savings because of the Deloitte Entities’ history and familiarity with our business.
In addition to the reasons discussed above, the Committee selected Deloitte based on:
•Performance on past audits, including the expertise of the engagement team;
•Experience, client service, and responsiveness;
•Leadership, management structure, and ethical culture; and
•The amount of fees charged in relation to the scope of work performed.
Representatives of the Deloitte Entities will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

	Deloitte Entities
	2022	2021
Audit Fees(a)	$1,250,261	$1,200,824
Audit-Related Fees(b)	9,075	7,952
Tax Fees(c)	50,500	99,464
All Other Fees	—	—
Total	$1,309,836	$1,308,240
(a)Audit fees include fees and out of pocket expenses paid or expected to be paid for the audit of the annual financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year.
(b)Audit-related fees consist primarily of fees paid or expected to be paid for a benefit compliance audit.
(c)Tax Fees consist of fees paid or expected to be paid for tax compliance and related tax services.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee has established an approval process for services provided by the independent registered public accounting firm that complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this approval process and has determined that such services are compatible.
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected the Deloitte Entities to be the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2023.
Ratification is not required by law or our By-Laws. We are submitting the selection of the Deloitte Entities to our Share Owners for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.
The Board of Directors recommends a vote “FOR” ratification of the selection of the Deloitte Entities as the Company’s independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components, and additional aspects of our fiscal year 2022 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for our named executive officers (“NEOs”) in fiscal year 2022 identified below.

Donald D. Charron	Chairman of the Board and Chief Executive Officer
Jana T. Croom(1)	Chief Financial Officer
Steven T. Korn	President, Global EMS Operations
Kathy R. Thomson	Vice President, Global Business Development and Design Services
Christopher J. Thyen	Vice President, New Platforms
John H. Kahle(2)	Former Vice President, General Counsel, Chief Compliance Officer, Secretary
(1)    Ms. Croom was appointed Chief Financial Officer effective July 1, 2021, the first day of our fiscal year 2022.
(2)    Mr. Kahle retired effective December 31, 2021. We have included Mr. Kahle as a named executive officer as required by Item 402(a)(3)(iv).
The content of our CD&A is organized into five sections.
CD&A Table of Contents

Summary of Our Fiscal Year 2022 Performance and Executive Compensation Program	Section I
Compensation Philosophy, Governance, and Framework	Section II
Fiscal Year 2022 Executive Compensation Design	Section III
Fiscal Year 2022 Named Executive Officer Compensation Decisions and Outcomes	Section IV
Additional Compensation Policies and Practices	Section V
I. Summary of Our Fiscal Year 2022 Performance and Executive Compensation Program
FY 2022 Select Business Highlights
Financial Results
Our incentive compensation components reflected our business results for fiscal year 2022 which include the following:
•Net Sales - $1.3 billion, an 4% increase over fiscal year 2021.
•Sales by Market Vertical:
▪Automotive - $582 million - up 6%.
▪Medical - $392 million - up 2%.
▪Industrial - $308 million - up 5%.
▪Public Safety - $50 million - up 4%.
•Operating Income Margin - 3.9%.
•Net Income - $31.3 million.
•Diluted Earnings Per Share - $1.24.
•Return on Invested Capital - 7.2%.
•Available Liquidity - $179 million at June 30, 2022.
Other Key Accomplishments
•Expansion - completed production facility expansions in Thailand and Mexico and began expansion in Poland.
•Employee Engagement - record high scores in our employee engagement metrics measuring how we live up to our Mission and Guiding Principles.
Leadership Transitions
On July 1, 2021, Jana Croom was appointed Chief Financial Officer. Ms. Croom previously served in the role of Vice President of Finance. She succeeded Michael Sergesketter, who retired from the company on June 30, 2021.
On January 1, 2022, Doug Hass was appointed Chief Legal and Compliance Officer and Secretary. Mr. Hass previously served in the role of Associate General Counsel and Assistant Secretary. He succeeded John Kahle, who retired from the company effective December 31, 2021.
On April 18, 2022, Isabel Wells was appointed Chief Information Officer. She succeeded Sandy Smith, Vice President, Information Technology, who retired from the company effective March 31, 2022.

Key Aspects of the FY 2022 Executive Compensation Program
Base Salaries
The Committee approved the base salaries for our NEOs, which the Committee believes will promote executive recruitment and retention and are reasonable and appropriate given the scope and complexity of each NEO’s role, their capabilities, and the prevailing market conditions for their services. The Committee’s approval included increases in Mr. Korn’s base salary of 8.1%, in Mr. Thyen’s base salary of 2.8%, and Mr. Charron’s base salary of 3.6%, adjustments to better align their salaries with the market based on the Committee’s review of their respective responsibilities and the market for similar positions.
Annual Cash Incentive Plan
NEOs and our other executive officers, like all full-time salaried employees at Kimball Electronics, are eligible to participate in our Profit Sharing Incentive Bonus Plan, which provides participants with an opportunity to receive a cash payment if we achieve certain profitability levels (tiers) for the fiscal year. The goal of the Profit Sharing Incentive Bonus Plan is to link compensation with the short-term financial success of the Company and Share Owner return. For executives, the economic profit is calculated at the Worldwide level. The Committee has set the target cash incentive for NEOs at 40% (50% for our CEO), which corresponds to profit tier 4 in the Plan.
Our Worldwide economic profit in fiscal year 2022 was $2,008,000, which fell between profit tiers 4 and 5. Based on our Plan’s Cash Incentive Payout Matrix, our NEOs received a payout of 34% (44% for our CEO) of their fiscal year 2022 base salaries out of a maximum opportunity of 100% (110% for our CEO) of those base salaries.
FY 2022 Long-Term Incentives
The Committee granted performance shares under the 2014 Stock Option and Incentive Plan (the “2014 Plan”) during fiscal year 2022. The committee believes performance shares represent one of the most effective forms of stock incentive compensation available under the 2014 Plan because such shares tie compensation directly to our economic profitability and our performance relative to our industry. The Plan award formula is a combination of the Company’s profitability based on the its operating income over the performance period as defined in the Company’s operating business plans for the applicable fiscal years and the Company’s growth based on a comparison of its three-year Compounded Annual Growth Rate (“CAGR”) to the Electronics Manufacturing Services (“EMS”) Industry’s three-year CAGR.
For fiscal year 2022, the Committee granted a Plan award for the fiscal year 2022 through 2024 performance period that will cliff vest in three years (after fiscal year 2024), instead of in three equal annual installments as in previous years. The change to a three-year cliff vesting period reinforced the focus of our NEOs on our long-term success, and the resulting value it delivers to our Share Owners, by further aligning their personal financial success with that long-term success. To avoid a gap in vesting periods due to this change, the Committee also made bridge grants vesting after the fiscal year 2022 and fiscal year 2022-2023 performance periods. For the fiscal year 2022-2024 performance period grant, our NEOs are eligible to earn the following:
FY 2022 - FY 2024 Performance Period Long-Term Incentive Opportunity (as % of Applicable Base Salary)

Named Executive Officer	FY 2022 Grant Threshold Level (1)	FY 2022 Grant Target Opportunity	FY 2022 Grant Maximum Opportunity
Donald D. Charron	58%	194%	243%
Jana T. Croom	23%	75%	94%
Steven T. Korn	28%	93%	116%
Kathy R. Thomson	20%	67%	84%
Christopher J. Thyen	18%	60%	75%
John H. Kahle	—%	—%	—%
(1)    The threshold is not a minimum amount payable or awardable. If the specified performance objectives are not met for the applicable performance period, no amount would be payable or awardable for that performance period.
2021 Say on Pay Vote
At our 2021 Annual Meeting, we held a non-binding, advisory Share Owner vote to approve the compensation paid to our NEOs, commonly referred to as a say on pay vote. Share Owners overwhelmingly supported our executive compensation program, as reflected in our 2021 say on pay vote, with 99% of votes cast in favor of the proposal. The Committee and the Board determined that no changes needed to be made to our executive compensation policies and procedures solely because of the 2021 vote, and the Committee and the Board continued to apply the same general principles in determining the amounts and types of executive compensation for fiscal year 2022. Additionally, at our 2018 Annual Meeting, a majority of our Share Owners voted in favor of the non-binding, advisory vote on our executive compensation being held every year. Considering the preference of our Share Owners, the Board determined that this frequency was appropriate and was consistent with our approach to executive compensation. Accordingly, we are holding a non-binding, advisory vote on executive compensation at our 2022 Annual Meeting and will continue to do so in subsequent years.

II. Compensation Philosophy, Governance, and Framework
Compensation Philosophy
Kimball Electronics applies a consistent philosophy to compensation for all employees, including management. We link annual base salary to performance, contribution, leadership, market, and local demand. The variable incentive portion of pay is linked to financial results and operational metrics. We believe it is important to have a significant portion of our variable compensation at risk for our salaried employees, especially our executive officers. This incentivized nature drives collaboration, cooperation, personal development, and continuous improvement to create long-term Share Owner value by:
•Rewarding Performance: All parts of compensation are designed to reward executive performance. Base salary is designed to reward annual achievements, demonstrated leadership abilities, and management effectiveness. All other elements of compensation focus on motivating the executive to grow sales, achieve superior financial results, and attain personal goals that are aligned to our strategic plan.
•Aligning with Share Owners’ Interest: Our objective is to align the interests of the executives with our Share Owners by strongly linking both short-term and long-term compensation to Company financial performance. Improved Company performance leads to improved stock prices and increased Share Owner value.
•Attracting, Motivating and Retaining Executive Talent: Our objective is to attract, motivate, and retain our executives by using key elements of compensation that provide better opportunity for financial rewards when compared to other similar professional opportunities.
•Strengthening Collaboration: Our objective is to strengthen collaboration by allocating a portion of employees’ compensation as a variable incentive based on results achieved together as a team.
Compensation Program Governance: How We Make Compensation Decisions
The Compensation and Governance Committee (the “Committee”) of our Board, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering the Company’s executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. The Committee also regularly reviews principles of good governance and market pay best practices to monitor the Company’s compensation process to ensure alignment to creating Share Owner value.
To that end, we are committed to maintaining the following best practices:

	What We Do		What We Don’t Do
✓	Promote a long-term focus through multi-year vesting and performance requirements.	✗	Use a rigid formula for compensation allocation between cash and non-cash, short and long-term, and fixed and variable components.
✓	Provide a long-term incentive program for executive officers comprised primarily of performance-based equity.	✗	Offer uncapped cash or equity incentive plans.
✓	Include minimum and maximum thresholds for long-term incentive payouts, so executive officers have both upside and downside opportunities.	✗	Enter into long-term employment agreements with executives.
✓	Maintain a robust director and executive stock ownership policy that helps align the interests of our Share Owners with our directors and executive officers.	✗	Provide “single trigger” change-in-control provisions.
✓	Require executives to retain 100% of all net shares (post-tax) that vest until achieving their stock ownership requirements.	✗	Offer tax gross-ups on perquisites or severance for executives.
✓	Review the metrics for our cash and equity awards annually.	✗	Guarantee cash or equity bonuses or salary increases.
✓	Include a metric in our performance-based equity awards based on performance relative to our industry to reward significant positive outperformance.	✗	Allow any short sales, pledging, hedging, and trading in derivatives of our securities.
✓	Deliver short and long-term awards based on a clear formula.	✗	Maintain evergreen equity plans.
✓	Utilize a third-party compensation consultant to advise on market, peer, and best practices for executive compensation.	✗	Reprice or replace underwater equity awards.
✓	Maintain a strong clawback policy to ensure accountability.	✗	Issue equity awards at below-market exercise rates.
✓	Require a minimum one-year vesting period for performance shares granted under our stock plan.	✗	Pay dividends on unvested stock awards.

Role of the Compensation and Governance Committee and of the Chairman and CEO
The Committee sets the Chairman and CEO’s compensation and approves the compensation of the other executive officers in consultation with the Chairman and CEO, who directly supervises those executive officers throughout the year. The Committee gives significant consideration to the recommendation of the Chairman and CEO, but the final compensation decisions affecting our executive officers are within the Committee’s purview. No other roles are taken by the executive officers in setting their compensation, except for discussion of their individual performance with the Chairman and CEO and Vice President, Human Resources.
In making executive compensation decisions, the Committee does not have a fixed compensation allocation methodology. It uses competitive information as one of multiple reference points to inform its decisions about overall compensation opportunities and specific compensation elements. The Committee generally targets at least the 25th percentile for total target direct compensation levels. The Committee does not use any specific target or formula for the NEOs’ total compensation.
We set individual performance goals for each executive at the start of the fiscal year, with the payout of any amounts earned from the accomplishment of those goals made under the Company’s Profit Sharing Incentive Bonus Plan. In addition, we provide executives with feedback related to their leadership and results execution through the annual talent review and performance management process, which results in a personal development plan reviewed and approved by the Chairman and CEO and Vice President, Human Resources.
Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our NEOs’ total compensation to variable, at-risk pay elements (performance-based STI and LTI awards). Our executive compensation program uses the same compensation components for each of our executives but assigns different pay levels due to differing market compensation levels for similar roles. Nonetheless, our compensation program is also designed with internal pay equity in mind so that compensation opportunities are similar for executives with comparable responsibilities, experience, and tenure.
Key considerations affecting the determination of executive compensation include:
•Responsibilities: The scope and breadth of the duties and level of responsibility undertaken.
•Leadership: Demonstrated ability to lead an organization.
•Performance: Consistent, sustained financial and operating performance.
•Potential: Demonstrated capacity and aspiration to grow into more responsible leadership positions.
•Execution of Strategy: Record of getting things done according to plans.
•Personal Development: Demonstrated willingness to learn and grow professional and leadership skills.
•Promotion of Company Culture and Values: Demonstrated commitment to modeling of our Mission and Guiding Principles and ethical behavior.
•Company Results: Demonstrated teamwork and support of our goals and performance.
•Market Reference: Comparison of executive compensation to industry or other relevant compensation data.
•Retention: Compensation at sufficient levels to retain talented executives.
Compensation Framework
To achieve its executive compensation program objectives, the Committee utilizes the components of compensation set forth in the chart below, including (i) a base salary, (ii) annual performance-based cash incentive compensation, and (iii) long-term performance-based equity incentive compensation. The Committee regularly reviews all components of the program to verify that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that the component mix and performance measures support the execution of our strategy.

A substantial portion of our target total direct compensation for our executives is variable, with 71% of compensation at risk for our CEO (29% Base Salary, 15% Annual (Cash) Incentives, 56% Long-Term (Equity) Incentives) and 54% of compensation at risk on average for our other NEOs (46% Base Salary, 19% Annual (Cash) Incentives, 35% Long-Term (Equity) Incentives) in fiscal year 2022. Base salary is the only fixed component of direct compensation.

Component and Rationale	CEO Proportion(1)	NEO(2) Proportion(1)	Performance Measures	Performance Period	Characteristics
Base Salary

Appropriate level of fixed compensation that will promote executive recruitment and retention and is reasonable and appropriate given the scope and complexity of each NEO’s role, their capabilities, and the prevailing market conditions for their services.
				Ongoing	Fixed cash
Annual (Cash) Incentives Variable pay to incentivize and recognize performance in areas of short-term strategic importance to link compensation with our financial success.			Worldwide Economic Profit (100%)	One Year	Performance-based cash
Long-Term (Equity) Incentives Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability, and align executives with Share Owners.			Three-year Profitability Attainment (operating income vs. strategic plan goals) (60%) Three-year Growth Attainment (Our 3-year CAGR vs. EMS industry 3-year CAGR) (40%)	Three Years	Cliff-vested performance shares
(1) Proportion represents the base salary, target annual incentive award, and grant date fair market value of long-term incentive awards granted in fiscal year 2022 (with performance share grants measured at target). Refer to the Summary Compensation Table for further details on actual compensation.

(2) Represents the average of all NEOs active on June 30, 2022, other than the CEO. Percentages are rounded.
Our executives are eligible for the same benefits available to our other full-time employees. In the U.S., our benefits include our 401(k) plan in which all domestic employees are eligible to participate, health care plans, life insurance plans, and other welfare benefit programs. As discussed below, our NEOs and certain others are eligible for our SERP to restore their retirement benefits to the same percentage level provided to our salaried employees who are not limited by tax law restrictions.
Each of the three main elements are described below.
Base Salary Framework
We strive to set our NEOs’ base salaries at a level that promotes executive recruitment and retention and that is reasonable and appropriate given the scope and complexity of each NEO’s role, their capabilities, and the prevailing market conditions for their services.
Annual (Cash) Incentive Framework
NEOs and our other executive officers, like all full-time salaried employees at Kimball Electronics, are eligible to participate in the Profit Sharing Incentive Bonus Plan, which provides participants with an opportunity to receive a cash payment if we achieve certain profitability levels (tiers) for the fiscal year. The Committee has also incorporated ESG in the fiscal year 2023 annual incentive framework for our CEO, our Chief Legal & Compliance Officer, and our Vice President, Human Resources by providing an annual (cash) incentive of up to 8% of base salary that is dependent on our achievement of specific qualitative and quantitative ESG goals defined in these executives’ fiscal year 2023 priorities of focus. These sustainability targets more directly link ESG risk and performance to the remuneration of the executives most responsible for them. More information about these goals and our achievement during fiscal year 2023 will be disclosed in our 2023 Proxy Statement.

The goal of the Profit Sharing Incentive Bonus Plan is to link compensation with the long-term financial success of the Company and Share Owner return. A key aspect of the Plan to accomplish this goal includes the fact that substantially all full-time salaried employees participate in the same bonus plan, which puts all management employees in the same position to encourage growth of economic profit. Substantially all full-time employees have some portion of their compensation “at-risk,” and the variable incentive portion of pay is linked to financial results. The variable incentive can represent a significant part of a Plan participant’s total compensation, thus putting more compensation at-risk and giving them greater incentive to improve economic profit and increase Share Owner value. The higher our economic profits, the more we share with Plan participants. This links directly to our corporate goal of providing exceptional long-term returns to our Share Owners and our Guiding Principle that we want employees to share in our success.
For a particular fiscal year, the Committee assigns a specific amount of economic profit to each tier. Economic profit is a non-GAAP financial measure equal to the amount of net income less the cost of capital. The cost of capital represents the economic cost of a reasonable return on capital that is used in the business. New capital expenditures are excluded in computing the cost of capital for an appropriate period of time (generally 12 months) to encourage needed capital investments. We believe that economic profit provides additional perspective to stakeholders about our performance, and in particular the profits we generate over and above the cost of capital we use to do so.
The Profit Sharing Incentive Bonus Plan measures economic profit at two levels within the Company, with each level representing 50% of the bonus opportunity: (1) worldwide for Company-wide performance (“Worldwide”); and (2) at a business unit level for the performance of designated operations within the Company. For our NEOs and executive officers, 100% of their Profit Sharing Incentive Bonus Plan opportunity is based on our economic profit at the Worldwide level to emphasize the importance of our leaders working together as a team to deliver profitable growth on an enterprise level.
The Profit Sharing Incentive Bonus Plan establishes potential cash incentive amounts as a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. The Plan also establishes different payout percentage ranges across nine participant categories, setting higher payout percentage ranges for participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability. Category 0 (for our CEO) and category 1 participants, which include all of our other NEOs and executive officers, have the greatest amount at risk; category 8 the lowest. As the achieved economic profit tier and a participant’s category move closer to 1, the participant’s bonus potential increases along with the amount of their total take-home pay that is variable or “at risk” based on our profitability. The Plan is designed to share significantly more bonus at world-class (tier 1) performance levels, though its economic profit thresholds also ensure that the amount of each dollar of profit that we share with participants is appropriately limited.
The Committee sets the economic profit tiers each year after considering many factors, including comparisons to the economic performance of the cumulative TSR reference group that we identify in our Form 10-K. For participants to earn target annual incentive compensation, we must earn not only net income but also an economic profit. This provides an important link to Share Owner value: our employees share in a portion of the value we create for Share Owners only when we create such value. Accordingly, the Committee sets the economic profit threshold for tier 4 so that economic profit is at or just above $0, the threshold for tier 6 so that net income is at or just above $0. The threshold for tier 3 is designed so that economic profit attainment between the tier 4 and tier 3 levels (our target for NEOs) approximates the median economic profitability performance of the cumulative TSR reference group.

Annual (Cash) Incentive Framework: Target Opportunities for NEOs
The following Cash Incentive Payout Matrix summarizes the cash incentive payout percentages at each economic profit tier for the two relevant participant categories:

Economic Profit	CEO	All other NEOs
Tiers	Category 0	Category 1
1	110%	100%
2	90%	80%
3	70%	60%
4	50%	40%
5	30%	20%
6	0%	0%
Achievement of a tier 1 incentive payout for NEOs is very difficult because the Profit Sharing Incentive Bonus Plan is designed to pay maximum cash incentives only if we achieve economic profitability near the top quartile of the public companies in the cumulative TSR reference group that we identify in our Form 10-K. The Committee approves the economic profit tiers shortly after the commencement of each fiscal year, usually in late July or early August. The Committee does not have the authority to increase, but can decrease, the amount of any cash incentive for NEOs under the Profit Sharing Incentive Bonus Plan.
Cash incentives earned under the Profit Sharing Incentive Bonus Plan for a particular fiscal year are accrued annually, and earned and paid after the end of the fiscal year, unless local country requirements dictate otherwise. In the United States, annual incentives are earned and payable 60% in August and 40% in January after the end of the fiscal year. This schedule varies in our global locations based on local pay practices and regulations. Cash incentives totaling less than $2,000 are earned and paid in a lump sum in August.
Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a benefit plan, participants must be actively employed on each payment date to be eligible to earn and receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, disability, or certain other circumstances described in a participant’s employment agreement or benefit plan, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year and a pro rata share for the current fiscal year, all to be paid in full within 2½ months after the end of our fiscal year.
Long Term (Equity) Incentive Framework
The Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) permits a variety of stock incentive benefits consisting of restricted stock, restricted share units, unrestricted share grants, incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, and performance units. Under the 2014 Plan, no option or stock appreciation rights may be repriced, replaced, regranted through cancellation, repurchased for cash or other consideration, or modified without Share Owner approval (except in connection with a change in our capitalization) if the effect would be to reduce the exercise price for the shares underlying the award.
Long Term (Equity) Incentive Framework: Target Opportunities for NEOs
The Committee calculates each grant value as a percentage of base salary for the NEOs and uses comparisons to pay levels of peer companies as a reference point to inform this equation. NEOs have no voting or dividend rights with respect to the shares granted until earned and awarded. We use the term “grant” to mean the number of shares that we have provided an employee the opportunity to earn if we attain our goals in a future performance period. We use the term “award” to mean the number of shares out of each grant that an employee earns based on our attainment of our goals in a prior performance period.

When it awards performance shares, the Committee uses a formula to determine the number of shares from each grant the NEO would be eligible to earn after the three-year performance (vesting) period. The formula is a combination of our profitability based on our operating income over the performance period as defined in our operating business plans for the applicable fiscal years ended June 30 (“Operating Income Goal”) and our growth based on a comparison of our three-year Compounded Annual Growth Rate (“CAGR”) to the Electronics Manufacturing Services (“EMS”) Industry’s three-year CAGR. The Committee applies the following formula:

Profitability Attainment Percentage =	Operating income for the applicable fiscal years
Operating Income Goal

Profitability Attainment Percentage
< 50%	No shares will be awarded.
50% - 125%	Profitability Award Percentage is equal to the attained percentage.
> 125%	Profitability Award Percentage is capped at 125%.

Growth Attainment Percentage =	Company’s 3-year CY CAGR
EMS 3-year CY CAGR

Growth Attainment Percentage
< 75%	No shares will be awarded.
75% - 125%	Growth Award Percentage is equal to the attained percentage.
> 125%	Growth Award Percentage is capped at 125%.

The Profitability Attainment represents 60% of the total cliff-vested award, and the Growth Attainment represents 40% of the total cliff-vested award. The final percentages above are multiplied by those weights to reach the percentage of the total award that an NEO would be eligible to earn. The Committee approves the Company’s three-year strategic plan each year that contains the Operating Income Goal that serves as the denominator in the Profitability Attainment Percentage.
Other Elements of Compensation
401(k) Retirement Plan
Our NEOs participate in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “401(k) Retirement Plan”). The 401(k) Retirement Plan is intended to attract employees and promote employee retention by providing a tax-favored, long-term savings opportunity. The 401(k) Retirement Plan provides for voluntary employee contributions as well as a Company match of 50% of the first 6% of an employee’s contributions and, if authorized by the Committee, a discretionary Employer Contribution. The Committee considers Company profitability among other factors when determining the discretionary Employer Contribution. We allocate any Employer Contribution based on the eligible compensation of eligible participants. Each eligible participant, including our NEOs, earns the identical contribution percentage.
All contributions, participant and Company, are fully vested immediately.
The 401(k) Retirement Plan is fully funded, and participants may choose to invest their balances among any combination of available investment options.
Nonqualified Deferred Compensation
Because the Internal Revenue Code (IRC) limits the benefit value that may be contributed to and paid from a tax-qualified retirement plan, we also provide our executive officers, including our NEOs, and other key employees deemed to be highly compensated under the IRC with additional retirement benefits intended to restore amounts that would otherwise be payable under our tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. These employees are eligible to participate in a fully funded, nonqualified, Supplemental Employee Retirement Plan (“SERP”) under which we contribute to the account of each participant an amount equal to the required reduction in their Company contribution under the 401(k) Retirement Plan. The object of the SERP is to restore total executive retirement benefits to the same percentage level provided to our salaried employees who are not limited by the IRC restrictions.
In addition to Company contributions, participants may voluntarily defer up to 50% of their eligible compensation under the SERP. A participant’s deferrals are fully vested. Company contributions vest immediately and are made within 2½ months after the end of the fiscal year.

III. Fiscal Year 2022 Executive Compensation Design
Consistent with our philosophy, the compensation program for our Named Executives Officers (NEOs) in fiscal year 2022 consisted of an annual base salary, short-term cash incentives through our Profit Sharing Incentive Bonus Plan, and long-term equity incentives awarded under our 2014 Stock Option and Incentive Plan (the “2014 Plan”).
Compensation-Related Actions for FY 2022 NEO Compensation
The Committee took the following actions on fiscal year 2022 NEO compensation during fiscal year 2022 and early fiscal year 2023:

Date	Action Taken
May 2021	•Reviewed and approved base salary of NEOs for fiscal year 2022. •Reviewed and approved peer group for fiscal year 2022.
July 2021
•Awarded long-term performance share opportunities for fiscal year 2022.
•Certified fiscal year 2021 economic profit results and sales growth attainment, resulting in approval of issuance of long-term performance shares and incentive bonus plan payments.
•Replaced economic profit with operating income compared to plan in one of the two measures used to calculate long-term performance share opportunities to further differentiate short-term and long-term award metrics.
•Transitioned to a 3-year cliff vesting period for long-term performance share awards.
•For long-term performance share awards, added linear sliding scales to both performance metrics with minimum (50% and 75%), target (100%), and maximum (125%) payouts based on achievement of the metrics compared to plan goals, ensuring that long-term performance awards have both upside and downside opportunity for executive officers.
•Added minimum achievement thresholds (50% on Profitability Attainment and 75% on Growth Attainment) on long-term incentive payout metrics before executives can earn any long-term awards.

July 2022	•Certified fiscal year 2022 economic profit results resulting in approval of issuance of long-term performance shares and incentive bonus plan payments in August 2022.
Role of the Independent Compensation Consultant
During fiscal year 2022, the Committee used data from a third-party compensation consulting firm, Aon Human Capital Solutions, a division of Aon plc (“Aon”), in setting executive compensation. Aon was engaged directly by the Committee to advise on levels and components of executive compensation and peer incentive pay practices, and to consult on our peer group composition. The Committee also uses full market compensation studies provided by Aon. The data from Aon included information on base pay, stock awards, and other forms of compensation awarded at comparable companies. The Committee used this data and recommendations from management as a reference point when making compensation decisions during fiscal year 2022 to ensure that the types and amounts of executive compensation were reasonable and competitive.
Compensation Peer Groups and Peer Selection Process
For compensation planning purposes, the Committee, with input from management and Aon, has constructed a peer group to compare the compensation of our executive officers with that paid by other companies that are similar to us and that we believe compete with us for executive talent. For fiscal year 2022, companies were chosen for the peer group using filtering criteria such as:
•Company size and performance (revenue, operating income, market capitalization, performance criteria);
•Companies identified as specific competitors for executive and critical talent;
•Geographic footprint;
•Industries served, primarily those in the electronic components and electronics manufacturing services industries;
•Organizational structure; and
•Companies identified by others as our competitors for executive talent.
The Committee conducts reviews of the peer group and selection criteria annually to ensure that both are appropriate.

Peer Group Used in Compensation Planning for Fiscal Year 2022

Company	Stock Symbol
Bel Fuse, Inc.	BEL
Benchmark Electronics, Inc.	BHE
CTS Corp.	CTS
IPG Photonics Corp.	IPGP
Key Tronic Corp.	KTCC
Knowles Corp.	KN
Littelfuse, Inc.	LFUS
Methode Electronics, Inc.	MEI
Novanta, Inc.	NOVT
OSI Systems, Inc.	OSIS
Plexus Corp.	PLXS
TTM Technologies, Inc.	TTMI
Trimble, Inc.	TRMB

FY 2022 Peers
($ Amounts in Millions)	Market Cap	2021 Revenue
25th percentile	$1,039.9	$677.9
Median	$1,815.3	$1,238.4
75th percentile	$4,235.4	$2,018.1
Kimball Electronics	$542.6	$1,291.8
Rank	21%	57%
In May, July, and August 2021, the Committee established base salaries, annual incentive compensation opportunities, and long-term incentive compensation opportunities, respectively, for each of our NEOs for fiscal year 2022. The Committee also set the economic profit levels for the fiscal year.
Base Salary
The Committee set the base salaries after consideration of executive recruitment and retention, the scope and complexity of each NEO’s role, their capabilities, and the prevailing market conditions for their services and other subjective factors as noted above in this CD&A. The Committee reviewed and set the base salary for our Chairman and CEO and made adjustments to the base salaries of our other executive officers in consultation with the Chairman and CEO.
Annual (Cash) Incentives
The Committee approved the annual incentive compensation opportunities for each NEO. The Committee also established the Worldwide economic profit thresholds for each tier for our NEOs (and all Plan participants).

Named Executive Officer	FY 2022 Threshold Opportunity	FY 2022 Target Opportunity (as % of Applicable Base Salary)	FY 2022 Maximum Opportunity (as % of Applicable Base Salary)
Donald D. Charron	0%	50%	110%
Jana T. Croom	0%	40%	100%
Steven T. Korn	0%	40%	100%
Kathy R. Thomson	0%	40%	100%
Christopher J. Thyen	0%	40%	100%
John H. Kahle	0%	40%	100%

Worldwide Economic Profit Tiers	Economic Profit Threshold (in thousands)	NEO Bonus Payout (as % of Base Salary)
1	60,201	100%
2	45,443	80%
3	28,106	60%
4	5,639	40%
5	(7,433)	20%
6	(37,160)	0%
Long-Term (Equity) Incentives
For fiscal year 2022, the Committee granted 100% of the long-term incentives in performance shares under the 2014 Plan. These awards vest, if at all, on the third anniversary of the grant date (after fiscal year 2024). The Committee also reviewed and approved the Company’s three-year operating plan for fiscal years 2022 through 2024, including our three-year Operating Income Goal that serves as the denominator in the Profitability Attainment measure.

Type of Long-Term Incentive Vehicle	Proportion of Long-Term Incentive Grant	Vesting Schedules	Performance Metrics (Weighting)	Rationale for Use of Performance Metric
Performance Share Units	100%	Three-year cliff vesting	1) Profitability Attainment (60%) 2) Growth Attainment (40%)	Ties a portion of long term compensation directly to our economic profitability and our performance relative to our industry.
The Committee emphasizes profitability on an absolute basis in the Profitability Attainment Goal to remain consistent with our Guiding Principle that Profits are the ultimate measure and to ensure that long-term incentive compensation retains a strong link to Share Owner value: our employees share in a portion of the value we create for Share Owners only when we create such value. The Committee selected a relative measure for the Growth Attainment Goal to require us to outperform our industry for our NEOs to earn incentives above target.
To avoid a gap in the vesting of equity awards due to the transition for fiscal year 2022 from grants that vested annually in three equal installments to ones that vest after three years (after fiscal year 2024), the Committee also granted a bridge award for the fiscal year 2022 and fiscal year 2022-2023 performance periods. The first tranche of the bridge award (for the fiscal year 2022 performance period) cliff vests (if earned) at the first anniversary of the grant. The second tranche of the bridge award (for the fiscal year 2022-2023 performance period) cliff vests (if earned) at the second anniversary of the grant.

Long Term Incentive Performance Periods (vesting events in blue)
	FY20	FY21	FY22	FY23	FY24
FY20-22 PSUs	Year 1	Year 2	Year 3

	FY21-23 PSUs	Year 1	Year 2	Year 3

		FY22-24 PSUs	Year 1	Year 2	Year 3

		FY22 and FY22-23 Bridge	Year 1	Year 2
The change to a three-year cliff vesting period reinforced the focus of our NEOs on our long-term success, and the resulting value it delivers to our Share Owners, by further aligning their personal financial success with that long-term success. In each case, the performance share grants set forth the number of shares of our stock that the participant was eligible to receive if we achieved the applicable profitability levels and sales growth goals for the fiscal years covered by the grant. The number of shares awarded to each of our NEOs was determined by the Committee based on the relative level of responsibilities of the NEOs within an overall projected total cost of the awards based on anticipated financial performance for the upcoming fiscal year, as well as on other subjective factors noted above in the “Compensation Philosophy, Governance, and Framework” section of this Compensation Discussion and Analysis.

Other Elements of Compensation
During fiscal year 2022, the Committee did not award any other compensation to our NEOs. Our NEOs participated along with other eligible employees in our 401(k) Retirement Plan and SERP.
IV. Fiscal Year 2022 Named Executive Officer Compensation Decisions and Outcomes
We awarded our NEOs the following compensation in fiscal year 2022:
Fiscal Year 2022 Base Salary
The Committee approved the base salaries for our NEOs listed below, which the Committee believes are reasonable and appropriate given each NEO’s role, capabilities, and experience, and the competitive market for their services. The Committee’s approval included increases in Mr. Korn’s base salary of 8.1%, in Mr. Thyen’s base salary of 2.8%, and Mr. Charron’s base salary of 3.6%, adjustments to better align their salaries with the Committee’s evaluation of these considerations.

Named Executive Officer	FY2021 Base Salary	FY2022 Base Salary	% Increase
Donald D. Charron	$724,000	$750,000	3.6%
Jana T. Croom	(1)	$400,000	N/A
Steven T. Korn	$421,000	$455,000	8.1%
Kathy R. Thomson	(1)	$300,000	N/A
Christopher J. Thyen	$326,000	$335,000	2.8%
John H. Kahle	$397,800	$397,800	—%
(1)     Ms. Croom and Ms. Thomson first became NEOs in Fiscal Year 2022.
Fiscal Year 2022 Annual (Cash) Incentives
As discussed above, for fiscal year 2022, the annual cash incentive maximum opportunities were 110% of base salary for our CEO (Plan category 0), with a target of 50%, and 100% for our other NEOs (Plan category 1), with a target of 40%. Target performance falls between Worldwide economic profit tiers 3 and 4. In July 2022, after the end of the fiscal year, the Committee certified the economic profit that we achieved in fiscal year 2022 and approved the payment of the annual cash incentive. Our Worldwide economic profit in fiscal year 2022 was $2,008,000, which fell between profit tiers 4 and 5, resulting in a sliding scale, below target payout to our CEO of 44% and to our other NEOs of 34%. Final results were as follows:

	Charron	Croom	Korn	Thomson	Thyen	Kahle (1)
Maximum cash incentive (% of base salary)	110%	100%	100%	100%	100%	100%
Target FY22 cash incentive (target % of base)	50%	40%	40%	40%	40%	40%
Total FY22 cash incentive (awarded % of base)	44%	34%	34%	34%	34%	—%
Total FY22 cash incentive ($ awarded)	$318,319	$124,688	$142,538	$92,666	$110,629	$—
(1)    Mr. Kahle retired effective December 31, 2021 and was not eligible to earn the FY2022 annual cash incentive.

Fiscal Year 2022 Long Term (Equity) Incentives
Open Performance Periods: FY2022-2023 2-Year and FY2022-2024 3-Year Cliff Vesting Grants
The target number of Performance Shares granted to our NEOs under the 2014 Plan for the fiscal year 2022-2024 performance period and the fiscal year 2022-2023 performance period for the bridge award are listed below. These Performance Shares will vest, if at all, following the end of the applicable performance period with the number of shares earned determined based on our performance against the profitability and growth goals set for the applicable performance period, subject to minimums as described in the section “Fiscal Year 2022 Executive Compensation Design” in this Proxy Statement. The change to a three-year cliff vesting period in fiscal year 2022 reinforces the focus of our NEOs on our long-term success, and the resulting value that success delivers to our Share Owners, by further aligning their personal financial success with ours.

FY2022-2023 Performance Period 2-Year Cliff Vesting Bridge Award Grants

Named Executive Officer	Target Opportunity (% of Base Salary)	Target Opportunity ($)	Performance Shares Granted (Target Number of Shares) (1)
Donald D. Charron	129%	$936,373	39,998
Jana T. Croom	50%	$184,000	7,859
Steven T. Korn	62%	$261,020	11,149
Kathy R. Thomson	45%	$122,387	5,227
Christopher J. Thyen	40%	$130,400	5,570
John H. Kahle	—%	$—	—
FY2022-2024 Performance Period 3-Year Cliff Vesting Grants

Named Executive Officer	Target Opportunity (% of Base Salary)	Target Opportunity ($)	Performance Shares Granted (Target Number of Shares) (1)
Donald D. Charron	194%	$1,404,560	59,998
Jana T. Croom	75%	$276,000	11,789
Steven T. Korn	93%	$391,530	16,724
Kathy R. Thomson	67%	$183,580	7,841
Christopher J. Thyen	60%	$195,600	8,355
John H. Kahle	—%	$—	—
(1)    The number of shares granted was calculated using the closing share price of $23.41 on August 24, 2021, rounded up to a whole number. The Performance Shares vest, if at all, following the end of the respective performance periods, with the number of shares awarded and earned determined based on goal attainment. Vesting is subject to continued employment except as described in the “Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control” section in this Proxy Statement. The “Stock Awards” column of the Summary Compensation Table includes the targeted value of these performance shares.
Our performance during the open FY2022-2023 and FY2022-2024 Performance Periods will be determined following the end of these performance periods in 2023 and 2024, respectively. The number of shares of our Common Stock that our NEOs may earn will be based on the Committee’s assessment of our goal attainment during the applicable performance period.
Completed Performance Periods: FY2020-2022 and FY2021-2023 1/3 Annual Vesting Awards, FY2022 Bridge Award
The Committee granted Performance Shares in fiscal year 2020 and 2021 that pay out based on specific, pre-established performance goals tied to the creation of long-term value for our Share Owners. The performance shares granted in fiscal years 2020 and 2021 consisted of a long-term grant with one-third (1/3) of the award vesting (if at all) in annual installments over the succeeding three-year period. For these two awards, the Committee determined the number of shares of each annual installment the NEO would be eligible to earn by a combination of the three (3) year average Worldwide Category 1 bonus percentage (target of 40%) computed under our Profit Sharing Incentive Bonus Plan (“Bonus Plan”) for fiscal ended June 30, 2022 (“Bonus Percent”) and our growth based on a comparison of our three (3) year Compounded Annual Growth Rate (“CAGR”) to the Electronics Manufacturing Services (“EMS”) Industry’s three-year CAGR. The Committee applied the following formula:
FY2020-2022 and FY2021-2023 1/3 Annual Vesting Awards

Profitability Attainment Percentage =	44% (FY2020-22 Average Worldwide Category 1 bonus)	> = 40.0%, thus 100%	x 60.0% (weighting) = 60.0%

Growth Attainment Percentage =	3.95% (Company’s FY20-22 CAGR)	‘= 51.4%	x 40.0% (weighting) = 20.5%
7.69% (EMS CY19-21 CAGR)
As discussed above, to avoid a gap in the vesting of equity awards due to the transition from grants that vested annually in three equal installments to ones that vest after three years, in August 2021 we awarded our NEOs a bridge award for the fiscal year 2022 and fiscal year 2022-2023 performance periods. The first tranche of the bridge award, for the fiscal year 2022 performance period, cliff vested in August 2022. The Committee applied the following formula to this first tranche:

FY2022 Bridge Award

Profitability Attainment Percentage =	3.89% (Operating Income % for FY22)	‘= 79.9%	x 60.0% (weighting) = 47.9%
4.87% (Operating Income ~~%~~ Goal for FY22)

Growth Attainment Percentage =	3.95% (Company’s FY20-22 CAGR)	‘= 51.4%	< 75% = 0.0%
7.69% (EMS CY19-21 CAGR)
We have summarized our performance over these completed Performance Periods in the following table:

	Weight	FY20-22 Period Payout	FY21-23 Period Payout	FY22 Bridge Award Payout
Profitability Attainment	60.0%	60.0%	60.0%	47.9%
Growth Attainment	40.0%	20.5%	20.5%	—%
Total Attainment in FY22	100.0%	80.5%	80.5%	47.9%
The Performance Shares issued to our NEOs under the 2014 Plan for fiscal year 2022, and their aggregate value, are listed below:

Named Executive Officer	Performance Shares Awarded for FY20-22 Period	Performance Shares Awarded for FY21-23 Period	Performance Shares Awarded for FY22 Bridge Period	Aggregate Award Value (number of shares)	Aggregate Award Value ($) (1)
Donald D. Charron	16,602	28,333	9,579	54,514	$1,278,081
Jana T. Croom (2)	—	—	1,881	1,881	44,100
Steven T. Korn	3,372	7,176	2,669	13,217	309,873
Kathy R. Thomson	2,358	3,257	1,251	6,866	160,973
Christopher J. Thyen	3,154	3,825	1,334	8,313	194,898
John H. Kahle (3)	2,732	3,232	—	5,964	139,826
(1)     The awarded value (in dollars) was calculated using the average high/low share price of $23.445 on August 19, 2022, the date on which the Performance Shares were awarded. Number of shares and value have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
(2)    Ms. Croom began her employment with the Company on January 11, 2021. She was not employed on the dates when performance shares were granted for periods FY20-22 and FY21-23 and therefore not eligible to earn such shares.
(3)     Mr. Kahle retired from the Company on December 31, 2021 and was not eligible to earn shares for the FY22 Bridge Period.
Other Elements of Compensation
No Significant Executive-Only Benefits or Perquisites
The Company’s contribution percentage to the 401(k) Retirement Plan for all employees (including our NEOs) for fiscal year 2022 was approximately 4% of eligible compensation, up to the annual compensation limit under Section 401(a) of the IRC. The Company’s contribution percentage to the SERP for fiscal year 2022 was approximately 4% of eligible compensation in excess of the annual compensation limit under the IRC. During fiscal year 2022, we provided no executive-only personal benefits or perquisites to our NEOs.
Employment and Severance Arrangements
We do not have employment agreements with our executive officers, including our NEOs; each of them is employed at will. However, we believe that it is appropriate to provide severance pay to an executive officer when we involuntarily terminate the executive’s employment without “cause,” and, in some cases, when the executive voluntarily terminates their employment for “good reason” (each as defined in the Plan), to provide income replacement that will allow the executive to focus on our long-term strategic priorities throughout their employment.
Accordingly, all of our executive officers, including our NEOs, participate in the Kimball Electronics, Inc. Executive Severance and Change in Control Plan (the “Plan”), which went into effect July 1, 2021.

The Plan contains a “double trigger” arrangement for change in control benefits – i.e., severance benefits under these arrangements are only triggered by a qualifying event that also results in the executive’s termination of employment under certain specific circumstances within 24 months following the event. Likewise, unless the Board decides otherwise, upon a change in control, the vesting of otherwise unvested LTI awards will accelerate only upon the occurrence of a termination of employment in connection with the change in control. The Plan does not provide for any excise tax gross-ups imposed as a result of severance or other payments deemed made in connection with a change of control.
See section “Employment Agreements with NEOs and Potential Payments upon a Termination or Change in Control” of this Proxy Statement, which describes the payments to which executive officers, including NEOs, may be entitled under the Executive Severance Plan.
Previous employment agreements (“Previous Agreements”) with executive officers, including NEOs, were terminated as of June 30, 2021. If a Change in Control were to have occurred within one year following the effective date of July 1, 2021, any provisions contained in the Previous Agreements that were more beneficial to the NEO than the terms of the Plan controlled. No Change in Control occurred within one year of the Previous Agreements’ termination date.
V. Additional Compensation Policies and Practices
Anti-Hedging and Anti-Pledging Policy
We have adopted a policy prohibiting all Directors and executive officers, and any other employee designated as a “Covered Person” from time to time under our Policy Prohibiting Speculative Transactions, from pledging or hedging our securities. Pledging includes holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. Hedging includes entering into short sales, options, puts, calls and sales against the box, as well as hedging of our securities, or derivative transactions including equity swaps, forwards, futures, collars and exchange funds. To our knowledge, none of our NEOs have engaged in pledging or hedging with respect to our Common Stock.
Section 162(m)
The Committee takes into account the tax and accounting treatment of executive compensation arrangements when structuring our executive compensation program. One of those considerations is Section 162(m) of the IRC, which sets a limit of $1 million on the amount we can deduct for compensation paid to our “covered employees.” Our general philosophy has been to attempt to qualify compensation for tax deductibility under Section 162(m) wherever we deem appropriate, recognizing that, under certain circumstances, we may exceed the limits. The Committee retains full authority to construct compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.
Section 409A
Section 409A of the IRC affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain additional taxes, penalties, and interest. We intend for, but do not currently require, our nonqualified deferred compensation arrangement to meet the requirements of Section 409A.
Clawback Policy
We have adopted a clawback policy providing that if Kimball Electronics is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under applicable securities laws, the Board will require executives to reimburse or forfeit any portion of performance-based or incentive compensation paid or granted during the three (3) completed fiscal years immediately preceding the date of the restatement that is greater than the amount that would have been paid or granted if calculated based on the restated financial results.

REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for fiscal year 2022.
Respectfully submitted,
Compensation and Governance Committee
Holly A. Van Deursen (Chairperson)
Robert J. Phillippy
Colleen C. Repplier
The foregoing Compensation and Governance Committee Report shall not be “soliciting material” or deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company specifically incorporates such Report by reference into such filing.

COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation and Governance Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.
The Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that the compensation program does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. The short-term and long-term incentive plan awards have these risk-limiting characteristics:
•Our incentive compensation program relies primarily on a set of Company-wide metrics that apply equally to all executive officers to minimize the incentive to produce any particular outcome and to encourage a unified and responsible approach to achieving our goals;
•Incentive awards are based on pre-established operational and market-relative goals, diversifying the risk associated with any single aspect of Company or executive performance;
•Cash and stock incentive awards are capped at a percentage (between 100% and 125%) of the target incentive award;
•Performance share awards are appropriately linked to sales growth and profitability;
•Incentive awards are subject to our clawback policy; and
•Our robust equity ownership guidelines discourage excessive risk taking.
Furthermore, as described under “Compensation Discussion and Analysis — Compensation Philosophy, Governance, and Framework,” compensation decisions are not purely formulaic and include subjective analysis by the Committee, which mitigates the influence of purely objective calculations on excessive risk taking. The Compensation and Governance Committee reviews the Company’s compensation policies and practices on an annual basis to consider how effectively the policies and practices are providing incentives at an appropriate level of risk to executive employees.

EXECUTIVE COMPENSATION
We believe in an incentive compensation system that applies to all employees, including management, based on the fundamental philosophies of rewarding performance, aligning with Share Owners’ interests by directly linking compensation to financial performance, talent retention, and strong collaboration. For management, the system includes three components: a base salary, performance-based cash compensation, and performance-based stock incentive compensation. The incentive components are pegged to attainment of economic profit, which includes a cost of capital component, and the stock compensation incentive also includes operating income and sales growth components, both as compared to specific goals.

Summary Compensation Table
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to our chairman of the Board and Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers for or during the years ended June 30, 2022, 2021, and 2020. These officers are referred to herein as our “named executive officers,” or “NEOs.”
The Summary Compensation Table contains values calculated and disclosed according to SEC reporting requirements. The “Stock Awards” column reflects awards with a grant date during each fiscal year.

		Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($)
Donald D. Charron	2022	$723,452	$1,774,946	$318,319	$55,405	$2,872,122
Chairman of the Board and Chief Executive Officer	2021	$709,752	$983,351	$546,509	$39,850	$2,279,462
	2020	$709,752	$766,814	$283,901	$30,639	$1,791,106
Jana T. Croom (4)	2022	$366,731	$91,978	$124,688	$75,608	$659,005
Chief Financial Officer

Steven T. Korn	2022	$419,231	$437,252	$142,538	$28,553	$1,027,574
President, Global EMS Operations	2021	$373,007	$223,874	$249,915	$25,878	$872,674
	2020	$323,179	$155,038	$96,954	$19,080	$594,251
Kathy R. Thomson (4)	2022	$272,548	$224,478	$92,666	$21,149	$610,841
Vice President, Global Business Development and Design Services

Christopher J. Thyen	2022	$325,378	$268,162	$110,629	$24,287	$728,456
Vice President, New Platforms	2021	$309,538	$160,376	$207,390	$56,579	$733,883
	2020	$302,272	$145,008	$90,681	$28,694	$566,655
John H. Kahle (5)	2022	$221,850	$173,445	$—	$640,383	$1,035,678
Former Vice President, General Counsel, Chief Compliance Officer, Secretary	2021	$397,800	$138,409	$266,526	$55,969	$858,704
	2020	$397,800	$128,503	$119,340	$39,689	$685,332
(1)    Stock awards consist of performance shares. The compensation reported in the table above represents targeted performance share compensation for each of our NEOs, which does not reflect compensation received or earned by the NEOs in the respective years. The amounts included above represent the value at the respective grant dates. The assumptions used to calculate the grant date fair values are set forth in Note 9 - Stock Compensation Plans to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022.
(2)    Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are earned and payable 60% in August and 40% in January after the end of the fiscal year.
(3)    Includes benefits received by the NEOs from Company contributions earned for the 401(k) Retirement Plans and SERP plans, and a de minimus Christmas bonus paid by the Company to all employees, including NEOs. SERP and 401(k) Retirement Plan Company contribution amounts earned for fiscal year 2022 for Mr. Charron, Ms. Croom, Mr. Korn, Ms. Thomson, Mr. Thyen, and Mr. Kahle were $50,821, $27,226, $27,329, $20,163, $24,287, and $0, respectively.
(4)    Ms. Croom and Ms. Thomson first became NEOs in fiscal year 2022.
(5)    Mr. Kahle retired from his position effective December 31, 2021. Upon his retirement, the Compensation and Governance Committee approved a transition benefits package that is included in the All Other Compensation column in the table above.
See the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

Grants of Plan-Based Awards in Fiscal Year 2022

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards (3)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
Donald D. Charron
Profit Sharing Incentive Bonus Plan		$—	$361,726	$795,797
Long Term Performance Shares	08/24/21				35,999	119,995	149,994	$2,809,083
Jana T. Croom
Profit Sharing Incentive Bonus Plan		$—	$146,692	$366,731
Long Term Performance Shares	08/24/21				7,073	23,577	29,471	$551,938
Steven T. Korn
Profit Sharing Incentive Bonus Plan		$—	$167,692	$419,231
Long Term Performance Shares	08/24/21				10,034	33,447	41,809	$782,994
Kathy R. Thomson
Profit Sharing Incentive Bonus Plan		$—	$109,019	$272,548
Long Term Performance Shares	08/24/21				4,704	15,681	19,601	$367,092
Christopher J. Thyen
Profit Sharing Incentive Bonus Plan		$—	$130,151	$325,378
Long Term Performance Shares	08/24/21				5,013	16,710	20,888	$391,181
John H. Kahle
Profit Sharing Incentive Bonus Plan		$—	$88,740	$221,850
Long Term Performance Shares	08/24/21				—	—	—	$—
(1)    Represents potential cash incentive payments under the Profit Sharing Incentive Bonus Plan with respect to fiscal year 2022 performance. The awards do not contain minimum thresholds. The target amount is determined based on a payout at the Tier 4 level (50% for the CEO, 40% for other NEOs) of base salary. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the profit sharing incentive bonus plan for fiscal year 2022 performance. See “Compensation Discussion and Analysis — Compensation Philosophy, Governance, and Framework — Compensation Framework — Annual (Cash) Incentive Framework” for additional information regarding the terms of the Plan.
(2)    Represents Long Term Performance Share (LTPS) awards to be issued (if at all) pursuant to the 2014 Stock Option and Incentive Plan. These equity incentive plan awards consist solely of performance shares. The threshold is not a minimum amount payable or awardable. If the specified performance objectives are not met for the applicable performance period, no amount would be payable or awardable for that performance period. See “Compensation Discussion and Analysis — Compensation Philosophy, Governance, and Framework — Compensation Framework — Long Term (Equity) Incentive Framework” for additional information regarding the terms of performance share awards.
(3)    Amounts represent the grant date fair value of the target number of performance shares granted calculated using the closing price of the Company’s Common Stock of $23.41 as reported by Nasdaq on the grant date of August 24, 2021.

Outstanding Equity Awards at Fiscal Year End 2022

	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	($)(2)
Donald D. Charron	211,014	$4,241,381
Jana T. Croom	23,577	$473,898
Steven T. Korn	55,466	$1,114,867
Kathy R. Thomson	26,703	$536,730
Christopher J. Thyen	30,132	$605,653
John H. Kahle (3)	11,425	$229,643

(1)    Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Award Date
Name	LTPS 8/24/2021	LTPS 8/24/2020	LTPS 8/19/2019
Donald D. Charron
Shares (#)	119,995	70,395	20,624
Vesting Date(s)	(a)	(b)	8/19/2022
Jana T. Croom
Shares (#)	23,577	—	—
Vesting Date(s)	(a)
Steven T. Korn
Shares (#)	33,447	17,830	4,189
Vesting Date(s)	(a)	(b)	8/19/2022
Kathy R. Thomson
Shares (#)	15,681	8,092	2,930
Vesting Date(s)	(a)	(b)	8/19/2022
Christopher J. Thyen
Shares (#)	16,710	9,504	3,918
Vesting Date(s)	(a)	(b)	8/19/2022
John H. Kahle
Shares (#)	—	8,031	3,394
Vesting Date(s)		(b)	8/19/2022
(a)Three remaining annual vesting dates beginning 8/19/2022.
(b)Two remaining annual vesting dates beginning 8/19/2022.
LTPS awards represent the number of shares available for issuance pursuant to performance share awards assuming the targeted performance. At the targeted performance level, 100% of the shares eligible to be received under the LTPS award would be issued. In the case of the 2019 and 2020 initial award dates, this is the award date of the initial annual tranche of the award. Those LTPS awards are three-year awards. The remaining tranches for each LTPS award listed above will have award dates occurring annually at the beginning of each performance period at approximately the same date each year. For the 2021 initial award date, this includes the three-year cliff awards, the 2022 bridge awards, and the 2022-2023 bridge awards.
(2)    Calculated using the $20.10 closing price of KE Common Stock as reported by Nasdaq on June 30, 2022.
(3)    Mr. Kahle retired from the Company on December 31, 2021. Pursuant to a transition benefits package as approved by the Compensation and Governance Committee, his unvested shares will vest, if at all, following the end of the applicable performance periods.

Option Exercises and Stock Vested in Fiscal Year 2022
This table provides information on an aggregate basis about stock awards that vested during the fiscal year ended June 30, 2022 for each of our NEOs. Kimball Electronics has not granted stock options since becoming a public company in 2014. No NEOs held any Kimball Electronics stock options during the fiscal year.

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
Donald D. Charron	69,137	$1,614,695
Jana T. Croom	1,713	$40,007
Steven T. Korn	15,740	$367,608
Kathy R. Thomson	8,905	$207,976
Christopher J. Thyen	11,275	$263,328
John H. Kahle	9,731	$227,268
(1)Shares acquired upon vesting during fiscal year 2022 include tranches of prior years’ LTPS awarded on August 24, 2020 and issued on August 24, 2021, as well as, for Ms. Croom, restricted shares awarded on January 11, 2021 and issued on August 24, 2021. Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations for Mr. Charron, Ms. Croom, Mr. Korn, Ms. Thomson, Mr. Thyen, and Mr. Kahle of 26,253 shares, 478 shares, 4,530 shares, 2,850 shares, 3,245 shares, and 2,801 shares, respectively.
(2)The value realized is calculated by multiplying the average of the high and low price of our Common Stock as reported by Nasdaq on the August 24, 2021 vesting date of $23.36 by the number of shares that vested.
Nonqualified Deferred Compensation in Fiscal Year 2022

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
Donald D. Charron	$—	$21,116	$(765)	$—	$3,644,608
Jana T. Croom	$—	$—	$—	$—	$—
Steven T. Korn	$33,457	$5,404	$(169,470)	$—	$937,280
Kathy R. Thomson	$—	$412	$(194)	$—	$813
Christopher J. Thyen	$—	$3,313	$(390,145)	$—	$1,803,934
John H. Kahle	$39,394	$6,820	$(546,413)	$—	$2,317,094
(1)These amounts are included in the fiscal year 2022 amounts in the “Salary” column of the Summary Compensation Table.
(2)Represents Company contributions paid in September 2021, which are included in the fiscal year 2021 amounts in the “All Other Compensation” column of the Summary Compensation Table.
(3)Earnings do not represent above-market or preferential rates and are not included in the Summary Compensation Table for fiscal year 2022 or prior years.
(4)The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2022. The balance includes executive contributions in fiscal year 2022 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2022 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table. As of June 30, 2022, all of our NEO’s are fully vested in the SERP plan.
Activity disclosed in the table above relates solely to the SERP which is our only nonqualified deferred compensation arrangement for executive officers. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust, commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of our general creditors in the event of our insolvency.

Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
Our NEOs do not have employment agreements. However, we believe that it is appropriate to provide severance pay to an executive officer when we involuntarily terminate the executive’s employment without “cause,” and, in some cases, when the executive voluntarily terminates their employment for “good reason” (each as defined in the Plan), to provide income replacement that will allow the executive to focus on our long-term strategic priorities throughout their employment. We believe the level of severance provided by the Plan is consistent with the practices of our compensation peer group and is necessary to attract and retain our key executives.
Each of our executive officers, including our NEOs, are participants in the Kimball Electronics, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), effective July 1, 2021, which provides for severance upon a Qualifying Termination that consists of salary continuation, health coverage, a cash bonus payout, outstanding equity vesting, and outplacement benefits. The amount of the benefits varies by the executive’s position and whether the severance is a result of a termination due to a change in control, as that event is defined by the Severance Plan. Benefits under the Severance Plan are subject to the NEO’s timely execution and non-revocation of a waiver and release of claims. Severance Plan participants are required to comply with certain restrictive covenants and intellectual property assignment provisions, including obligations to uphold confidentiality, refrain from unfair and unlawful competition, and to abstain from soliciting our employees, customers, and clients for twelve months following a Qualifying Termination. Executives are also generally bound by any similar agreement they previously executed. The Severance Plan does not provide for any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control, and contains a double trigger for such payments. The Severance Plan’s double-trigger ensures the Company will become obligated to make change in control payments only if the executive is actually or constructively discharged as a result of the change in control.
The Severance Plan is an unfunded employee welfare plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is not a qualified plan under the IRC. As an unfunded plan, all benefits are paid out of the general assets of the Company and no participant will have any greater claim to any asset than other general creditors. We have not set aside or held any funds in trust to secure the benefits offered to participants under the Severance Plan.
The following table and accompanying notes show the estimated payments and benefits that would have been provided to each NEO pursuant to our Severance Plan. For eligible Participants, including each of our NEOs, the Severance Plan generally provides for severance benefits in the event of a “Qualifying Termination” of the NEO’s employment (as defined in the Severance Plan to include a termination without “Cause” or a resignation for “Good Reason,” or a termination in connection with the consummation of a Change in Control). Pursuant to the Severance Plan, an NEO who incurs a Qualifying Termination would be entitled to receive severance payments equal to between 6 months (for a Tier III Executive) and 12 months of their Base Salary (for our CEO, a Tier 1 Executive), a Bonus Amount equal to a percentage of the higher of their target cash incentive in the termination year or the average annual cash incentive for the previous three years prior to the termination year, reimbursement of up to $25,000 of outplacement services, and, for eligible U.S. employees, a COBRA subsidy for a period of up to 12 months following a qualifying separation. The amounts are doubled in the event of a Qualifying Termination during a Change in Control Protection Period, as those terms are defined in the Severance Plan.
The Previous Agreements described above with executive officers, including NEOs, were terminated as of June 30, 2021. If a Change in Control were to have occurred within one year following the effective date of July 1, 2021, any provisions contained in the Previous Agreements that were more beneficial to the NEO than the terms of the Severance Plan controlled. No Change in Control occurred within one year of the Previous Agreement termination date.
The amounts shown below assume that such termination would have been effective as of June 30, 2022, and thus includes amounts earned through such time and estimates of the amounts that would have been paid to the NEOs upon their termination. The actual amounts to be paid under the Severance Plan can only be determined at the time of such NEO’s separation from the Company and could therefore be more or less than the amounts set forth below.
Mr. Kahle retired from his position as Vice President, General Counsel, Chief Compliance Officer, and Secretary effective December 31, 2021. Therefore, under the terms of the Severance Plan, he was not eligible for Severance Plan benefits.

Name	Change in Control and Qualifying Termination	Qualifying Termination	Other Termination(3)
Donald D. Charron
Cash Payments(1)	$3,270,059	$1,210,087	$—
Equity Awards(2)	$4,241,381	$2,468,846	$—
TOTAL	$7,511,440	$3,678,933	$—
Jana T. Croom
Cash Payments(1)	$1,491,288	$642,000	$—
Equity Awards(2)	$473,898	$195,718	$—
TOTAL	$1,965,186	$837,718	$—
Steven T. Korn
Cash Payments(1)	$1,772,452	$719,000	$—
Equity Awards(2)	$1,114,867	$633,931	$—
TOTAL	$2,887,319	$1,352,931	$—
Kathy R. Thomson
Cash Payments(1)	$1,198,146	$502,000	$—
Equity Awards(2)	$536,730	$308,513	$—
TOTAL	$1,734,876	$810,513	$—
Christopher J. Thyen
Cash Payments(1)	$1,284,003	$551,064	$—
Equity Awards(2)	$605,653	$355,889	$—
TOTAL	$1,889,656	$906,953	$—
John H. Kahle(4)
Lump Sum(1)	$—	$—	$640,002
Equity Awards(4)	$—	$—	$222,322
TOTAL	$—	$—	$862,324
(1)Payment is calculated based on executive’s annual base salary as of June 30, 2022 plus cash incentive compensation at the target level. The amounts include severance, benefits allowance, and outplacement reimbursement. The Severance Plan does not gross up benefits or reimburse participants for federal excise taxes on change-in-control payments or for tax liabilities due under Section 409A of the IRC, if any.
(2)Represents the value of unvested equity awards. In a change in control, the vesting would accelerate as a result of the specified event of termination. Under a qualifying termination other than a change in control, vesting will be based on actual performance pursuant to the terms of the equity awards and prorated based on the number of days worked during such performance period. Equity awards are valued by multiplying $20.10, the closing price of the Company’s Common Stock as reported by Nasdaq on June 30, 2022, by the number of unvested shares that would vest upon the specified event of termination.
(3)An “Other Termination” is a termination of employment for any reason other than a Qualifying Termination under the Severance Plan, including, without limitation, termination of employment for Cause, retirement, death, or disability; or a voluntary resignation by the NEO.
(4)Mr. Kahle retired from the Company on December 31, 2021. The Compensation and Governance Committee approved a transition benefits package, which included a lump sum payment made in fiscal year 2022. Pursuant to the transition benefits package, his equity awards will vest, if at all, following the end of the applicable performance periods. The value for his unvested equity awards was measured at his retirement date of December 31, 2021. The share price at December 31, 2021 was $21.76.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan. Also excluded from the table above are amounts for payments of fully vested SERP contributions and balances which can be found in the table in the “Executive Compensation — Nonqualified Deferred Compensation” section in this Proxy Statement. As of June 30, 2022, all of our NEOs were fully vested in the SERP plan.

CEO Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. This pay ratio is a reasonable estimate calculated based on the SEC rules and our payroll and employment records using the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.
As of June 30, 2022, we employed approximately 7,200 employees worldwide that meet the definition of employee under Item 402(u), other than our CEO.
We determined our median employee by reviewing the annualized base salaries as of June 30, 2022 of our considered population, which excludes our CEO, plus their target incentive compensation for the fiscal year ended June 30, 2022. For employees located outside the U.S., their compensation was converted to U.S. dollars using the spot exchange rate as of June 30, 2022. The median employee was determined to be a production support employee located outside the U.S. The total compensation of the median employee for fiscal year 2022 was $10,074. The average foreign exchange rate for fiscal year 2022 was used to convert the median employee’s actual fiscal year 2022 compensation into U.S. dollars.
The total compensation of our CEO was $2,872,122 for fiscal year 2022, as set forth in the Summary Compensation Table. The ratio of our CEO’s total compensation to our median employee’s total compensation for fiscal year 2022 was 285:1.
The CEO Pay Ratio was based on the fiscal year 2022 total compensation of our median employee, determined in the same manner and using the same methodology used to determine the “Total Compensation” shown for our CEO in the Summary Compensation Table. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
To set some context for the above CEO pay ratio, as a large global manufacturing company, the nature of our operations relies significantly on employees outside the United States. Of the 7,200 employees included in our analysis, approximately 80% are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We regularly conduct competitive market pay analysis in all of the countries in which we operate in to ensure we are competitive with local market practices.

EQUITY COMPENSATION PLANS INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of June 30, 2022.

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans
Approved by Share Owners (1)	493,391	—	2,683,906
Not approved by Share Owners (2)	160,425	—	831,314
Total	653,816	—	3,515,220
(1)Consists of 493,391 performance share awards under the Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan. The number of performance shares assumes the maximum number of shares that the participant is eligible to receive if applicable profitability levels are achieved.
(2)Consists of phantom stock units granted to non-employee directors under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan (the “Deferral Plan”), which are participating securities and are payable in Common Stock upon a director’s retirement or termination from the Board or death. The Deferral Plan is a nonqualified plan approved by the Board of Directors on October 20, 2016 that allows non-employee directors to defer all, or a portion of, their retainer fees in stock until retirement or termination from the Board or death. The Deferral Plan allows for issuance of up to 1.0 million shares of our Common Stock.
(3)There is no exercise price for performance share awards, RSUs, or phantom stock units.

PROPOSAL 3: TO APPROVE, IN A NON-BINDING, ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are asking the owners of our Common Stock to approve the compensation paid to our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement. This proposal, commonly known as a say on pay proposal, gives our Share Owners the opportunity to express their views on our executive compensation.
The goals of our compensation programs are to create long-term Share Owner value by rewarding executive performance, to retain our executives by using key elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities, and to align the interests of our executives with our Share Owners by linking compensation to financial performance. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation, and performance share awards. Our compensation programs are designed to align our executives’ contributions to ultimately achieve our goal of maximizing Share Owner value. We believe that our executive compensation programs accomplish this goal.
The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation and Governance Committee for fiscal year 2022 in more detail.
We are asking our Share Owners to indicate their support for our NEOs’ compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we recommend that our Share Owners vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that Share Owners of the Company’s Common Stock approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Share Owners, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
As an advisory vote, this proposal will not be binding on us or our Board of Directors or Compensation and Governance Committee. However, we expect that the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our NEOs.
The Board of Directors recommends that Share Owners vote “FOR” the advisory proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

OTHER MATTERS
Submission of Nominations and Proposals For 2023
Share Owners who wish to submit proposals to be included in our Proxy Statement that we will issue in connection with the 2023 Annual Meeting must ensure that we receive such proposals at our principal executive offices, 1205 Kimball Blvd., Jasper, Indiana 47546 addressed to Kimball Electronics’ Secretary, no later than June 1, 2023. Such proposals must meet certain requirements under the regulations of the SEC to be included in our Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2023 Annual Meeting of Share Owners (but not include the nomination or proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 24, 2023, and no later than August 13, 2023. The written notice must also meet additional requirements as stated in our By-Laws, a copy of which is available upon written request directed to our Secretary.
Notice and Access
We are pleased to furnish our proxy materials to our Share Owners via the Internet under the e-proxy rules adopted by the SEC. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials. As a result, on or about September 29, 2022, we mailed many of our Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2022 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2022 (our “2022 Annual Report”). The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2022 Annual Report, and a proxy card. All Share Owners who have not previously requested electronic delivery will receive a paper copy of the proxy materials by mail. Printed sets of proxy materials include a proxy, being solicited on behalf of the Board, along with a return envelope that requires no postage if mailed in the United States.

This Proxy Statement, the form of the proxy card, and voting instructions are being made available to Share Owners on or about September 29, 2022, at www.proxyvote.com. Our 2022 Annual Report is being made available at the same time and by the same method. The 2022 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Share Owners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, to our Secretary at Kimball Electronics, Inc., 1205 Kimball Blvd., Jasper, Indiana 47546.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Share Owners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at (877) 830-4936, +1 (720) 378-5591 from outside the United States, or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
Expenses Relating to This Proxy Solicitation
We bear the entire cost of soliciting proxies. In addition to the use of the mails, we may solicit proxies by personal interview, telephone, and electronic mail using our directors, officers, and employees without providing them extra compensation. We will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy material to beneficial owners.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares. The total number of our shares listed in the table for all executive officers and directors as a group is 1,027,836 shares of Common Stock (4.16% of the outstanding), as of the date noted below.
Set forth in the following table are the beneficial holdings, as of September 12, 2022, of the Company’s Common Stock on the basis described above for: (i) each person known to us who may be deemed to beneficially own more than 5% of our outstanding shares; (ii) each director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (iv) all directors and executive officers as a group:

Name	Shares Beneficially Owned(a)(b)		Percent of Outstanding Shares
Holders of more than 5% of the Outstanding Shares
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,998,162	(d)	8.09%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,783,578	(e)	7.22%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,363,632	(f)	5.52%
Directors and Named Executive Officers:
Donald D. Charron	529,227		2.14%
Michele A. M. Holcomb	13,018	(g)	(c)
Gregory J. Lampert	59,623	(g)	(c)
Robert J. Phillippy	33,804	(g)	(c)
Colleen C. Repplier	59,595	(g)	(c)
Gregory A. Thaxton	20,166	(g)	(c)
Tom G. Vadaketh	—	(h)	(c)
Holly A. Van Deursen	13,020		(c)
Jana T. Croom	2,294		(c)
Steven T. Korn	102,023		(c)
Kathy R. Thomson	14,806		(c)
Christopher J. Thyen	152,081		(c)
John H. Kahle	140,625	(i)	(c)
All executive officers and directors as a Group (16 persons)	1,027,836	(j)	4.16%

(a)Based on information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC). On September 12, 2022, there were outstanding 24,710,331 shares of Common Stock.
(b)The individuals listed are deemed to have sole voting and investment power over the shares owned by their respective spouses living in their household. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.
(c)Totals are under one percent of the outstanding shares.
(d)This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 8, 2022, indicating beneficial ownership as of December 31, 2021. The Share Owner reports that it has the sole power to vote or direct the vote of 1,957,152 shares and the sole power to dispose or direct the disposition of 1,998,162 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(e)This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 3, 2022, indicating beneficial ownership as of December 31, 2021. The Share Owner reports that it has the sole power to vote or direct the vote of 1,729,923 shares and the sole power to dispose or direct the disposition of 1,783,578 shares but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s shares and that no one person’s interest in the Company’s shares is more than 5% of the total outstanding shares of the Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC.
(f)This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 10, 2022, indicating beneficial ownership as of December 31, 2021. The Share Owner reports that it has the sole power to vote or direct the vote of 0 shares, the shared power to vote or direct the vote of 30,136 shares, the shared power to dispose or direct the disposition of 48,609 shares, and the sole power to dispose or direct the disposition of 1,315,023 shares and is an investment advisor. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported.
(g)For directors, includes shares credited under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan that may be distributable within 60 days following termination of Board service.
(h)Mr. Vadaketh was appointed to the Board on September 13, 2022.
(i)Mr. Kahle retired from the Company on December 31, 2021. The indicated shares reflect Mr. Kahle’s ownership as of his retirement date and do not reflect any transactions that occurred after that date.
(j)On January 1, 2022, Douglas A. Hass, who previously held the title of Associate General Counsel and Assistant Secretary of the Company, succeeded Mr. Kahle as Chief Legal and Compliance Officer, Secretary. Shares that Mr. Hass beneficially owns are included in the total shares beneficially owned by all executive officers and directors as a group as of September 12, 2022. Shares that Mr. Kahle held are not included in this total, as he was not an executive officer or director of the Company as of September 12, 2022.
Share Ownership Guidelines
The Compensation and Governance Committee has established Share Ownership Guidelines for our directors, CEO, and executives reporting directly to the CEO. The Share Ownership Guidelines embody our Board’s belief that our senior leaders should maintain a significant personal financial stake in Kimball Electronics to promote overall corporate responsibility, encourage decisions focused on a long-term view, and serve the best interests of our Share Owners in creating long-term value through the value of our shares. In addition, the policy helps align Board, executive, and Share Owner interests, which reduces incentives for excessive short-term risk taking.
Under the Guidelines, each covered director or executive is required to maintain ownership of shares of our Common Stock equal to either three times their annual cash retainer or base salary (for directors and executives reporting directly to the CEO, respectively) or six times their base salary (for the CEO). Each director and covered executive must retain 100% of all net shares (post-tax) that vest until achieving their minimum share ownership requirement. Leaders have a reasonable time from their appointment (as determined by the Compensation & Governance Committee) to attain their share ownership requirements, with a target of no longer than five years for the CEO and seven years for other covered executives.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires that Company directors, executive officers, and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended June 30, 2022.

APPENDIX A: APPROVAL PROCESS FOR SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball Electronics, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball Electronics, Inc. reports to and is engaged by the Audit Committee of the Company. The service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 00 00 58 00 18 _1 R 1. 0. 0. 39 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Michele A. M. Holcomb 02) Holly Van Deursen 03) Tom G. Vadaketh KIMBALL ELECTRONICS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/10/2022 for shares held directly and by 11:59 P.M. ET on 11/08/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/10/2022 for shares held directly and by 11:59 P.M. ET on 11/08/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the selection of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year 2023. 3. To approve, by a non-binding, advisory vote, the compensation paid to the Company's Named Executive Officers. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 58 00 18 _2 R 1. 0. 0. 39 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com KIMBALL ELECTRONICS, INC. Annual Meeting of Share Owners November 11, 2022 9:00 AM This proxy is solicited by the Board of Directors The Share Owner hereby appoints Donald D. Charron as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KIMBALL ELECTRONICS, INC. that the Share Owner is entitled to vote at the Annual Meeting of Share Owners to be held at 09:00 AM EST on November 11, 2022, at the Kimball Electronics Headquarters, 1205 Kimball Blvd., Jasper, IN 47546, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side